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                     DATED            8 SEPTEMBER            1997







                    (1)    STRATAGEM GROUP PLC


                    (2)    4FRONT GROUP PLC


                    (3)    4FRONT SOFTWARE INTERNATIONAL INC




                           _______________________________

                              SHARE PURCHASE AGREEMENT

                            relating to Firstpoint Limited

                           ________________________________

                                       CONTENTS




CLAUSES                                                                  PAGE NO
-------                                                                  -------

1.    DEFINITIONS AND INTERPRETATION........................................  2

2.    SALE OF SHARES........................................................  6

3.    CONSIDERATION.........................................................  6

4.    COMPLETION............................................................  7

5.    PENSIONS.............................................................. 11

6.    UNDERTAKINGS BY THE VENDOR............................................ 11

7.    PURCHASER'S WARRANTIES AND UNDERTAKINGS............................... 13

8.    INDEMNITIES........................................................... 14

9.    LITIGATION............................................................ 16

10.   WARRANTIES............................................................ 16

11.   PURCHASER'S GUARANTEE................................................. 18

12.   ANNOUNCEMENTS......................................................... 20

13.   COSTS................................................................. 20

14.   NOTICES............................................................... 20

15.   FURTHER ASSURANCE..................................................... 22

16.   TIME OF THE ESSENCE................................................... 22

17.   WHOLE AGREEMENT AND VARIATION......................................... 22

18.   WAIVER................................................................ 22

19.   EFFECT OF COMPLETION.................................................. 23

20.   GOVERNING LAW AND JURISDICTION........................................ 23

21.   ASSIGNMENT............................................................ 23

SCHEDULE 1...................................................................24
      The Company

SCHEDULE 2...................................................................25
      The Properties

SCHEDULE 3...................................................................31


                                         (i)
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      The Warranties

SCHEDULE 4...................................................................64
      The Tax Covenant

SCHEDULE 5   ............................................................... 79
      Pensions

SCHEDULE 6...................................................................84
      Limitations on Liability



                                         (ii)
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THIS AGREEMENT is made on 8 September 1997
BETWEEN:

(1) STRATAGEM GROUP PLC (registered in England under number 172737) whose registered office is at 90 Fetter Lane, London EC4A 1EQ (the "Vendor");

(2) 4FRONT GROUP PLC (registered in England under number 2278419) whose registered office is at 57a Hatton Garden, London EC1N 8JD (the "Purchaser");

(3) 4FRONT SOFTWARE INTERNATIONAL INC a company incorporated under the laws of the State of Delaware under number 84-0675510 and whose principal office is at 5650 Greenwood Plaza Boulevard, 107 Englewood, Colorado 80111, United States of America (the "Purchaser's Guarantor").

WHEREAS:

(A) Firstpoint Limited (brief details of which are specified in Schedule 1) is a private limited company incorporated in England under the Companies Act 1985 under number 1307801 and has an authorised and issued share capital of L15,000 divided into 15,000 ordinary shares of L1 each all of which are fully paid. The Vendor is the registered holder and beneficial owner of all of such shares.

(B) The Vendor has agreed to sell all the said shares to the Purchaser on the terms set out in this Agreement.

(C) The Purchaser's Guarantor is the owner of the whole of the issued share capital of the Purchaser and has agreed, in consideration of the Vendor entering into this Agreement, to guarantee the Purchaser's obligations under Clause 3.2 of this Agreement.

IT IS AGREED as follows:

1.    DEFINITIONS AND INTERPRETATION

1.1   In this Agreement, unless the context requires otherwise:

"ACCOUNTING DATE" means 31 August 1996;

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"ASSOCIATE" has the meaning given to it by section 435 of the Insolvency Act
1986;

"AUDITED ACCOUNTS" means the audited balance sheet of the Company as at the Accounting Date and the audited profit and loss account of the Company for the financial year ended on the Accounting Date together with the directors' and auditors' reports thereon and the notes thereto;

"BUSINESS DAY" means a day which is not a Saturday or Sunday or a public holiday in England and Wales;

"CAA" means the Capital Allowances Act 1990;

"COMPANIES ACT" means the Companies Act 1985;

"COMPANY" means Firstpoint Limited brief details of which are set out in
Schedule 1;

"COMPANY GUARANTEE" means the guarantee by the Company of the obligations of the Vendor and other members of the Vendor's Group to National Westminster Bank PLC;

"COMPLETION" means completion of the sale and purchase of the Shares in accordance with Clause 4;

"COMPLETION DATE" means the date on which Completion takes place pursuant to Clause 4;

"CONSIDERATION" means the total consideration for the Shares referred to in Clause 3;

"DIRECTORS" means the directors of the Company as listed in Schedule 1;

"DISCLOSURE LETTER" means the letter of the same date as this Agreement written by the Vendor to the Purchaser disclosing matters as exceptions from the Warranties;

"ENCUMBRANCE" includes any right or interest of any person (including, without limitation, any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention, floating charge or any other security agreement or arrangement;

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"ENVIRONMENTAL LAWS" means all laws and regulations concerning pollution and the environment including, without limitation, the Control of Pollution Act 1974, the Public Health Acts, the Environmental Protection Act 1990, the Environment Act 1995 and similar legislation;

"INTER-COMPANY DEBT" means the total of the amounts (including interest) due by the Company to the Vendor and/or any subsidiaries or Associates of the Vendor, which shall not at Completion exceed L900,000;

"FA" followed by the number of a calendar year means the Finance Act of that year;

"L" means pounds sterling;

"PROPERTIES" means the properties owned and/or occupied by the Company brief particulars of which are set out in Schedule 2;

"PURCHASER'S SOLICITORS" means Nicholson Graham & Jones of 110 Cannon Street, London EC4N 6AR;

"RELEVANT CLAIM" means a claim by the Purchaser in respect of any of the Warranties or under the Tax Covenant;

"RICHARD HILL LITIGATION" means the proceedings before the High Court of Justice and the Reading Industrial Tribunal, which are ongoing at the date of this Agreement, relating to various claims against the Company by Richard Hill, a former employee of the Company, and any proceedings, appeals, claims, demands or actions related thereto;

"SHARES" means all of the issued and allotted shares in the Company at the date hereof and at Completion;

"TAX" or "TAXATION" has the meaning given to it in Clause 1 of the Tax Covenant;

"TAX AUTHORITY" has the meaning given to it in Clause 1 of the Tax Covenant;

"TAX COVENANT" means a deed in the form set out in Schedule 4 to be entered into on Completion between the Vendor and the Purchaser;

"TAX WARRANTIES" means the Warranties set out in paragraph 22 of Schedule 3;

"TMA" means the Taxes Management Act 1970;

"VAT" means the tax as constituted by the VATA and any other tax imposed in addition or in substitution for it at the rate from time to time imposed;

"VATA" means the Value Added Tax Act 1994;

"VENDOR'S GROUP" means the Vendor and its subsidiaries from time to time;

"VENDOR'S SOLICITORS" means Herbert Smith of Exchange House, Primrose Street, London EC2A 2HS;

"WARRANTIES" means the representations, warranties and undertakings set out in Clauses 10.1 and 10.2 and Schedule 3;

"1988 ACT" means the Income and Corporation Taxes Act 1988;

"1992 ACT" means the Taxation of Chargeable Gains Act 1992;

"1997 AUDIT" means the audit of the accounts of the Company for the year ended 31 August 1997.

1.2   In this Agreement, unless the context requires otherwise:

      (a) references to Clauses, Recitals and Schedules are references to clauses and recitals of and schedules to this Agreement;

      (b) the Recitals and Schedules form part of and are incorporated in this Agreement;

      (c) headings are included for ease of reference only and shall not affect the interpretation of this Agreement;

      (d) references to the singular shall include the plural and vice versa and references to any gender shall include references to the other genders;

      (e) the expression "PERSON" shall mean any natural person, partnership, joint venture, corporation (wherever incorporated), trust, firm, association, government, governmental (or supra-governmental) agency, authority or

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             department, or any other entity, whether acting in an individual, fiduciary or other capacity;

      (f)    any reference to a time of day is to London time;

      (g)    any reference to a party shall mean any party to this Agreement;

      (h) any reference to the parties shall include their respective successors in title, permitted assigns and personal representatives;

      (i) any reference to a document as being "IN THE AGREED FORM" means that document in a form agreed between the Vendor and the Purchaser such agreement to be signified by the signature or initialling of a draft for the purposes of identification by or on behalf of each of the Vendor and the Purchaser;

      (j) where any statement is qualified by the expression "SO FAR AS THE VENDOR IS AWARE" or any similar expression that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry of such persons as may be appropriate in the circumstances;

      (k) any reference to any statute or statutory provision shall include that statute or statutory provision as from time to time amended, modified, replaced or re-enacted (whether before or after the date of this Agreement) and any order, regulation, instrument, bye-law or other subordinate legislation made under it but no such amendment, modification, replacement or re-enactment made after the date hereof shall operate to increase the liability of any party;

      (l) the expressions "SUBSIDIARY", "HOLDING COMPANY", "FINANCIAL YEAR" and "ACCOUNTING STANDARDS" shall have the meanings ascribed to them respectively by the Companies Act.

2.    SALE OF SHARES

2.1 The Vendor shall sell the Shares with full title guarantee and the Purchaser shall purchase the Shares with effect from 12.00 midnight on Friday 29 August 1997 free from all Encumbrances and together with all rights attaching to them (including the right to receive all dividends and distributions declared, paid or made after the Accounting Date whether or not in respect of profits made after that date).

2.2 The Purchaser shall not be obliged to complete the acquisition of any of the Shares unless the acquisition of all the Shares is completed simultaneously.

2.3 The Vendor shall procure the waiver prior to Completion of all (if any) rights of pre-emption under the articles of association of the Company or otherwise in respect of the transfer of the Shares to the Purchaser.

3.    CONSIDERATION

3.1 The Consideration payable by the Purchaser for the Shares shall be L2,950,000 of which L1,600,000 shall be payable in cash on Completion and the balance shall be payable in accordance with Clause 3.2.

3.2 Subject to Clause 3.3, the Purchaser shall pay the balance of the Consideration to the Vendor by bankers draft or bank transfer in six equal quarterly instalments of L225,000 commencing on 30 November 1997 and payable thereafter on 28 February 1998, 31 May 1998, 31 August 1998, 30 November 1998 and 28 February 1999.

3.3 The Purchaser shall be entitled to withhold from any monies otherwise payable by it under Clause 3.2 an amount equal to any sum which the Purchaser may claim is lawfully due to it:

      (a) under or by reason of any breach of the Warranties or any other provision of this Agreement; or

      (b)    under the terms of the Tax Covenant,

and any amount so withheld shall be paid by the Purchaser into an interest bearing deposit account at Lloyds Bank PLC in the joint names of the Vendor's Solicitors and the Purchaser's Solicitors. The amount of the claim which the Purchaser shall ultimately agree with the Vendor or which a final court of competent jurisdiction shall hold to be lawfully due to the Purchaser shall forthwith be released to the Purchaser's Solicitors together with accrued interest thereon and the balance (if any) together with accrued interest thereon shall be released to the Vendor's Solicitors. The Purchaser shall not be concerned to see to the application of any monies paid to the Vendor's Solicitors on behalf of the Vendor under Clause 3.2 or this Clause 3.3 and payment to the Vendor's Solicitors shall constitute an absolute discharge to the Purchaser in respect of such monies.

3.4 If the Purchaser is in arrears with any payment due to be made under Clause 3.2 (except as permitted by Clause 3.3) and the Vendor becomes liable to make any payment to the Purchaser under this Agreement whilst the Purchaser is in arrears, the Vendor shall be entitled to pay the amount due (up to the amount of the payment(s) in respect of which the Purchaser is in arrears) into an interest bearing deposit account at Lloyds Bank PLC in the joint names of the Vendor's Solicitors and the Purchaser's Solicitors, such amount to be paid to the Purchaser on its making good the arrears or to be returned to the Vendor on the Vendor obtaining an order from a final court of competent jurisdiction for the payment of the amount in arrears to the Vendor.

4.    COMPLETION

4.1 Completion shall take place at the offices of the Purchaser's Solicitors immediately following the signing of this Agreement or at such other place or time as the Vendor and the Purchaser may agree.

4.2   At Completion the Vendor shall procure:

      (a) the delivery to the Purchaser of duly completed and executed transfers of the Shares by the registered holders of the Shares in favour of the Purchaser or its nominees together with valid share certificates representing the Shares and all (if any) other documents required to give good title to the Shares;

      (b) the delivery to the Purchaser of powers of attorney in the agreed form duly executed by the registered holders of the Shares;

      (c) the delivery to the Purchaser of the Tax Covenant duly executed by the Vendor;

      (d) the delivery to the Purchaser of the following, each duly executed and in form and substance satisfactory to the Purchaser:-

             (i)    a deed of release given in relation to the Company
                    Guarantee;

             (ii) a deed of release by each person holding or being entitled to any Encumbrance over the Shares or any of the assets of the Company;

             (iii) a deed of waiver by the Vendor waiving any claim it or any of its subsidiaries or Associates may have against the Company;

             (iv) deeds of waiver by each co-guarantor of the Company in respect of the Company Guarantee;

      (e) the delivery to the Purchaser of the statutory books (duly written up to date) and the certificate(s) of incorporation of the Company;

      (f) the delivery to the Purchaser of all current cheque books and deposit books relating to all bank accounts of the Company;

      (g) the delivery to the Purchaser of all documents of title relating to the Properties;

      (h) the delivery to the Purchaser of copies of the minutes of the meetings of the boards of directors of the Vendor in the agreed form, authorising (in each case) the entry into of the transaction the subject of this Agreement, approving this Agreement and any other agreements or documents to be executed pursuant to or in connection with it and appointing the relevant signatory to sign this Agreement and such other agreements and documents on their behalf certified by the company secretary of the Vendor together with (in each case) confirmation, in the agreed form, from the company secretary that the authority conferred remains valid at Completion;

      (i) the passing of effective resolutions of the Directors resolving to register the transfers of the Shares subject only to stamping of the share transfers;

      (j) (at the cost of the Vendor) the convening and holding of all such meetings, the passing of all such resolutions, the execution and delivery of all such documents and the taking of all other action to the extent reasonably necessary in order to complete the transfer of title to the Shares to the Purchaser free from all Encumbrances and to enable the Purchaser to exercise and receive all rights and benefits attaching to or arising from the Shares;

      (k) with effect from Completion, the appointment as directors and secretary of the Company of such person or persons as the Purchaser shall have nominated and the resignation of each of the Directors (except Colin Vincent Austin Nunn, Edward James Stoddart and John Mills) and the secretary of the Company by delivery of a letter under seal from each such Director and the secretary resigning from his offices and from any employment he may have with the Company with effect from Completion and acknowledging that he has no claim against the Company either actual or contingent in respect of any cause matter or thing (statutory or otherwise);

      (l) the resignation of the auditors of the Company (without compensation for loss of office or any other claim save for proper professional fees for services rendered in respect of their duties as auditors prior to the completion of the 1997 Audit) with effect from completion of the 1997 Audit and the delivery of a statement by them that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of the members or creditors of the Company;

      (m) revocation of all existing authorities to the bankers of the Company relating to bank accounts and the grant of authority to such persons as the Purchaser may nominate to operate the same;

      (n) that all books, records and files of the Company are in its possession or under its control and where any such are not at the Properties that the Purchaser is given details of their whereabouts and any necessary authority to collect them;

      (o) the delivery to the Purchaser of duly completed and executed transfers of all shares in the capital of Firstpoint Services Limited not registered in the name of the Company, the statutory books and common seal (if any) of Firstpoint Services Limited and certificates for all of the issued shares in Firstpoint Services Limited.

4.3 Immediately following fulfilment of all the matters referred to in Clause 4.2 the Purchaser shall:

      (a) procure that that part of the Consideration payable in cash on Completion is paid by bankers draft to the Vendor's Solicitors (who are hereby irrevocably authorised to receive that consideration) on behalf of the Vendor;

      (b) deliver to the Vendor's Solicitors a counterpart of the Tax Covenant duly executed by the Purchaser;

      (c) if requested, and at the Vendor's cost, deliver to the Vendor's Solicitors a legal opinion in a form reasonably satisfactory to the Vendor as to the validity and enforceability of the guarantee contained within Clause 11 of this Agreement and if such opinion is that such guarantee is not valid and enforceable such amendments shall be made to the guarantee as render it valid and enforceable; and

      (d) as agent for the Company, repay the Inter-Company Debt by bankers draft to the Vendor's Solicitors (who are hereby irrevocably authorised to receive that payment) on behalf of the Vendor and its subsidiaries and Associates.

The delivery of a bankers draft to the Vendor's Solicitors shall be a full and sufficient discharge to the Purchaser for the monies payable on Completion and the Purchaser shall not be concerned to see to the application of any payment by the Purchaser under this Clause 4.3.

4.4 If all the provisions of Clause 4.2 are not complied with in full on Completion the Purchaser may:

      (a) defer Completion to a date not more than 28 days after the date specified in Clause 4.1 in which event the provisions of this Clause 4.4 shall apply to Completion as so deferred; or

      (b) proceed to Completion so far as practicable without prejudice to its rights under this Agreement or otherwise and so that any provision of Clause 4.2 which may not have been complied with at Completion shall at the sole discretion of the Purchaser be held over to such future date or dates as the Purchaser may in its sole discretion determine; or

      (c) terminate this Agreement (save for Clauses 12, 13, 14 and 20, which shall remain in full force and effect) provided that such termination shall not affect the rights and obligations of the parties which have accrued prior to termination and shall not limit or exclude any other rights or remedies of the Purchaser in respect of any failure by the Vendor to comply with the requirements of Clause 4.2 on the due date.

4.5 The Vendor shall use all reasonable endeavours to procure compliance with the provisions of Clause 4.2 on any date set for Completion in accordance with this Agreement.

4.6 The Vendor undertakes to and covenants with the Purchaser (for itself and as trustee for the Company) that if, after Completion, it is discovered that the Company had on or before Completion given or undertaken any guarantees, indemnities or similar securities in respect of the obligations or liabilities of any person other than the Company and such guarantees, indemnities or similar securities were not finally and unconditionally released on or before Completion, the Vendor will fully indemnify the Purchaser and the Company and keep each of them fully indemnified on demand against all claims, demands, actions, proceedings, damages, losses, costs, expenses or liabilities suffered or incurred by the Purchaser or the Company under or in connection with such guarantees, indemnities or similar obligations.

5.    PENSIONS

The provisions of Schedule 5 shall have effect in relation to pensions.

6.    UNDERTAKINGS BY THE VENDOR

6.1 The Vendor undertakes to the Purchaser that it will not and will procure that none of its subsidiaries or Associates will:

      (a) for a period of two years from the Completion Date be directly or indirectly engaged, concerned or interested in any business or company carrying on in the United Kingdom a business competing with the business of the Company as carried on at the Completion Date except that the Vendor and its subsidiaries and Associates may be beneficially interested in up to three per cent of the securities of any class in any company carrying on such a business if such securities are listed on a recognised Stock Exchange and the Vendor and its subsidiaries and Associates together neither hold nor are beneficially interested in more than a total of three per cent of all the securities of that class in that company;

      (b) at any time after Completion hold himself or itself out as being connected with the Company;

      (c) at any time after Completion carry on any business or be directly or indirectly interested in or concerned with any person carrying on any business in the United Kingdom or elsewhere under the name "Firstpoint" or any name likely to be confused with it;

      (d) at any time after Completion make use of or disclose or divulge to any third party any information of a secret or confidential nature relating to the business or affairs of the Company;

      (e) for a period of two years after the Completion Date for himself or itself or for or through any other person employ or seek to entice away from the employment of the Company any person who was at any time during the twelve months before Completion employed by the Company except with the prior written approval of the Purchaser; and

      (f) for a period of two years after the Completion Date for himself or itself or for or through any other person canvass or solicit any person who was at any time during the twelve months prior to Completion a customer of the Company in order to supply them in the United Kingdom with the same or substantially the same goods or services as those supplied to them by the Company.

6.2 Each of the undertakings in Clause 6.1 is a separate and severable undertaking.

6.3 The parties to this Agreement agree that the restrictions set out in Clause 6.1 are reasonable in the circumstances and necessary for the protection of the legitimate interests of the Purchaser and the goodwill of the Company. If however any part of Clause 6.1 is found to be invalid or unenforceable for any reason then the remainder of Clause 6.1 shall continue in full force and effect.

6.4 Where this Agreement or any other agreement or arrangement of which it forms part is subject to registration pursuant to the Restrictive Trade Practices Act 1976, no restriction (as referred to in that Act) contained in this Agreement (or any other agreement or arrangement of which it forms part) shall be enforced by the parties or otherwise come into effect until the day after the day on which particulars of this Agreement (or any other agreement or arrangement of which it forms part) are furnished by the Purchaser's Solicitors to the Director General of Fair Trading in accordance with that Act.

7.    PURCHASER'S WARRANTIES AND UNDERTAKINGS

7.1   The Purchaser warrants to the Vendor that:

      (a) the Purchaser has full power and authority to enter into and perform this Agreement and the Tax Covenant and the provisions of this Agreement and the Tax Covenant, when executed, will constitute valid and binding obligations on the Purchaser;

      (b) the execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement and the Tax Covenant will neither:

             (i) result in a breach of any provision of its Memorandum or Articles of Association; nor

             (ii) result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser is a party or by which the Purchaser is bound;

      (c) save as provided in this Agreement all consents, permissions, approvals and agreements of third parties which are necessary or desirable for the Purchaser to obtain in order to enter into and perform this Agreement in accordance with its terms have been unconditionally obtained in writing and have been disclosed in writing to the Vendor.

7.2 The Purchaser undertakes to the Vendor that it shall, and shall procure that its holding companies and subsidiaries shall, preserve for a period of at least seven years from Completion all books, records and documents of or relating to the Company existing at Completion. The Purchaser shall permit and allow and shall procure that its holding companies and subsidiaries shall permit and allow, upon reasonable notice (and in any event within 7 days of written notice being given) and during normal business hours, the employees, agents and professional advisers of the Vendor access to such books, records and documents and the right to inspect the same and make copies thereof.

7.3 The Purchaser undertakes that it shall permit and allow and shall procure that its holding companies and subsidiaries shall permit and allow, upon reasonable notice and during normal business hours, the representatives and employees of the auditors of the Company access to such books, records and documents and the right to inspect and make copies of the same to the extent reasonably necessary for the purposes of completing the 1997 Audit.

7.4 The Purchaser undertakes that it shall permit and allow and shall procure that its holding companies and subsidiaries shall permit and allow, upon reasonable notice and during normal business hours, the legal or other representatives and employees of the Vendor access to such books, records and documents and the right to inspect and make copies of the same and to contact or interview such persons and receive any such further assistance or support from the Company and the Purchaser as the Vendor deems necessary for the purposes of conducting and pursuing the Richard Hill Litigation. However, the Purchaser will be under no obligation to disclose any books, records, documents or other information created after the Completion Date. The Vendor will indemnify the Purchaser, the Company and any of its holding companies and subsidiaries in respect of all losses, costs or expenses incurred by the same as a result of the assistance provided pursuant to this Clause 7.4.

8.    INDEMNITIES

8.1 The Vendor shall be responsible for and shall keep the Purchaser and the Company fully indemnified on demand against all claims, demands, actions, proceedings, damages, losses, costs, expenses and liabilities suffered or incurred in connection with:-

      (a) the lease of the premises at Unit 9, Eagleswood Business Park, Woodlands Lane, Almondsbury, Bristol, Avon or the termination of such lease, including without limitation any liability in respect of the obligations of repair and maintenance on the part of the tenant contained in that lease, except to the extent already provided for in the management accounts of the Company for the period to 31 July 1997 (copies of which are attached to the Disclosure Letter);

      (b) any increased rent under the lease of the premises at 476 Bath Road, Slough, Berkshire payable in respect of the period from 25 December 1995 to the Completion Date arising as a result of the rent review under that lease due to be effected on 25 December 1995;

      (c) the group reorganisation effected in 29 August 1997 whereby the ownership of the Company was transferred from Concord PLC to the Vendor.

8.2 If any of the IBM Contracts is terminated prior to the expiry of its current term following any notice given by IBM within thirty-five days of the Completion Date of its intention to terminate such contract for any reason except any default on the part of the Company after Completion, the Vendor will pay to the Purchaser an amount equal to the loss of profit on such terminated contract in respect of the period from such termination to the date of expiry of the current term. For this purpose:

      (a) "IBM Contracts" means each of the contracts between the Company and IBM United Kingdom Limited and its subsidiaries and Associates (together in this Clause, "IBM") as set out in the Disclosure Letter;

      (b) the Company's profit on each such contract shall be deemed to be 25% of the value of the amounts charged or anticipated to be charged by the Company (net of VAT) in the relevant period; and

      (c) each such contract shall be deemed to have a current term of twelve months from Completion or, if it has a current term which is less than twelve months, that lesser period.

8.3 For the purposes of this Clause 8 the Purchaser is acting for itself and as agent for the Company.

8.4 If any payment due to the Purchaser under this Clause 8 is not paid on the due date then it shall bear interest at the rate of 2.5% per annum above the base rate from time to time of National Westminster Bank PLC, accruing from day to day both before and after any demand or judgment and being compounded quarterly on the usual quarter days, from the due date until the date of actual payment.

8.5 The liability of the Vendor under this Clause 8 shall be subject to the limitation set out in paragraph 1 of Schedule 6.

9.    LITIGATION

9.1 The Vendor and the Purchaser agree that, subject to the performance by the Vendor of its obligations under this Clause, the conduct and pursuit of the Richard Hill Litigation shall, after Completion, continue to be undertaken by the Vendor on behalf of the Company until full and final conclusion of such litigation. The Vendor shall be entitled to conduct and pursue the Richard Hill Litigation at its absolute discretion, using all reasonable endeavours to secure as beneficial an outcome as is reasonably possible in the circumstances for the Company having due regard to the goodwill and reputation of the Company. The Vendor shall be responsible for and shall on demand indemnify the Purchaser and the Company and keep each of them fully indemnified against any damages, awards, costs (including, but not limited to, legal costs), interest, losses, expenses or liabilities suffered or incurred by or made against either of them in respect of the Richard Hill Litigation.

9.2 The Vendor shall keep the Purchaser fully informed of all material developments regarding the Richard Hill Litigation and in the event of a settlement of the Richard Hill Litigation the Vendor undertakes to use its reasonable endeavours to procure a confidentiality undertaking from the plaintiff in form and substance reasonably satisfactory to the Purchaser regarding the terms of such settlement and the matters at issue in the litigation.

10.   WARRANTIES

10.1 The Vendor represents, warrants and undertakes to the Purchaser in the terms set out in Schedule 3 and acknowledge that the Purchaser is entering into this Agreement upon the basis of and in reliance on each of the Warranties.

10.2 Each of the Warranties shall be construed as separate and independent from the other Warranties and shall not be limited by reference to any other Warranty.

10.3 The Warranties are given subject to the matters fairly disclosed in the Disclosure Letter but no other information relating to the Company of which the Purchaser has knowledge (actual or constructive) shall prejudice any claim made by the Purchaser under the Warranties or operate to reduce any amount recoverable and references in this Agreement to matters disclosed to the Purchaser shall be construed exclusively as references to matters disclosed in the Disclosure Letter. Nothing in the Disclosure Letter shall exclude or limit the liability of the Vendor under the Tax Covenant or any provision of this Agreement other than the Warranties.

10.4 Any obligation which the Purchaser may have to mitigate any loss arising out of any breach of the Warranties or any other provision of this Agreement shall not extend to allowing the Company to become insolvent.

10.5 The Purchaser shall be entitled to make claims under either or both of the Warranties and the Tax Covenant in respect of the same matter provided that it may not recover more than once in respect of the same matter.

10.6 The Vendor agrees with the Purchaser (for itself and as trustee for the Company) to waive any rights it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Company or its officers, agents and employees for the purpose of or in connection with the giving of the Warranties and the preparation of the Disclosure Letter.

10.7 Without prejudice to the rights of the Purchaser to claim damages for any breach of the Warranties on any other basis and without limiting the amounts which may be so claimed (except that any amount paid under this Clause 10.7 in respect of a breach of Warranty will, where appropriate, be taken into account in the calculation of any further damages payable to the Purchaser in respect of the same breach) (but subject to Schedule 6) in the event that any of the Warranties is breached the Purchaser shall be entitled to require the Vendor to pay to the Purchaser in respect of such breach an amount equal to:-

      (a) the amount by which the value to the Company of any asset (including one warranted to exist or to belong to the Company but not in fact existing or belonging to the Company) as at Completion is less than it would have been if the Warranties had not been breached; and/or

      (b) any liability of the Company which would not have existed, or the amount by which any liability of the Company as at Completion is greater than it would have been, if the Warranties had not been breached.

10.8 The Purchaser hereby acknowledges that it does not enter into this Agreement in reliance on any warranties, representations, covenants or undertakings howsoever or to whomsoever made except in so far as such are embodied in the warranties, representations, covenants and undertakings on the part of the Vendor contained in this Agreement and the Tax Covenant.

10.9 The liability of the Vendor for breach of the Warranties shall be limited in the manner set out in Schedule 6 provided that no such limitation shall have effect in any case of fraud or deliberate non-disclosure by the Vendor.

11.   PURCHASER'S GUARANTEE

11.1 In consideration of the Vendor entering into this Agreement, the Purchaser's Guarantor unconditionally and irrevocably guarantees to the Purchaser that the Purchaser will pay all monies and discharge all present and future obligations and liabilities of the Purchaser under or in connection with Clause 3.2 of this Agreement (referred to in this Clause 11 as the "Purchaser's Obligations") and undertakes that, if the Purchaser fails to do so, the Purchaser's Guarantor (or such other person as it shall direct) will perform and discharge the Purchaser's Obligations forthwith on demand by the Vendor and indemnify the Vendor against all reasonable costs, losses, damages, expenses, claims and liabilities suffered or incurred by the Vendor as a result of or arising out of any failure by the Purchaser promptly to discharge any of the Purchaser's Obligations.

11.2 The liability of the Purchaser's Guarantor under this Clause 11 shall be that of a sole principal obligor and not merely a surety and shall not be limited, discharged or otherwise affected by any time, indulgence, waiver or concession granted by the Vendor to the Purchaser, by the invalidity in or unenforceability or frustration of this Agreement, by any lack of capacity or lack or misuse of authority on the part of the Purchaser or its officers, by the liquidation, administration or dissolution of the Purchaser or the disclaimer of this Agreement by any liquidator, by any variation or termination of this Agreement or the Tax Covenant or by any other fact or circumstance which might (but for this Clause 11.2) limit, discharge or otherwise affect the liability of the Purchaser's Guarantor.

11.3 The Purchaser's Guarantor irrevocably waives any right it may have to require that the Vendor claims or brings proceedings, or enforces any other right or security, against the Purchaser or any other person before claiming from the Purchaser's Guarantor under this Clause 11.

11.4 This guarantee is a continuing guarantee and shall remain in full force and effect so long as any of the Purchaser's Obligations has yet to be fully discharged.

11.5 Until all of the Purchaser's Obligations have been fully discharged the Purchaser's Guarantor shall not after a demand has been made by the Vendor pursuant to this Clause 11 save in such manner and on such terms as the Vendor may require:-

      (a) exercise as against the Purchaser, in respect of any amount previously paid by the Purchaser's Guarantor under this Clause 11, any right of subrogation or any other right or remedy which the Purchaser's Guarantor may have in respect of the same; or

      (b) receive, claim or have the benefit of any payment, distribution or security from the Purchaser or exercise any other right or remedy (including, but not limited to, any right of set-off) which the Purchaser's Guarantor may have in respect of the same; or

      (c) prove in any liquidation of the Purchaser in competition with the Vendor for any sums owing to the Purchaser's Guarantor by the Purchaser on any account whatever.

11.6 This guarantee shall be in addition to and shall not in any way merge with or prejudice or be prejudiced by any collateral or other security now or in the future held by the Vendor.

11.7  The Vendor may make one or more demands pursuant to this guarantee.

12.   ANNOUNCEMENTS

12.1 Subject to Clause 12.2 no public statement or announcement shall be made by any party before or after Completion in relation to any of the transactions provided for in this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.

12.2 The Purchaser and the Vendor shall be entitled to make any announcement regarding this Agreement and/or Completion in order to comply with the requirements of any stock exchange or regulatory authority in the United Kingdom or the USA provided that any such announcement shall to the extent permitted by such requirements only be released after consultation with the other party and after taking into account the reasonable requirements of the other party as to the timing and contents of such announcement.

13.   COSTS

Save as otherwise provided in this Agreement, the parties shall pay their own costs in connection with the negotiation and preparation of this Agreement and any other document to be delivered on Completion.

14.   NOTICES

14.1 Any notice or other communication to be given under or in relation to this Agreement shall be in writing and may be given by leaving it at or sending it by facsimile transmission or prepaid registered first class post to the address or facsimile number and marked for the attention of the person (if any), in each case, set out in Clause 14.2 (or as otherwise notified from time to time by notice given in accordance with this Clause). Any notice so given shall be deemed to have been received:

      (a)    in the case of delivery by hand, at the time of delivery;

      (b)    in the case of facsimile transmission, at the time of despatch;
             and

      (c)    in the case of post, 48 hours from the time of posting,

provided that if a notice is, or would, but for this proviso, be deemed to be, received on a day that is not a Business Day, it shall instead be deemed to be received at 10.00 a.m. on the Business Day next following that day; and if a notice is, or would, but for this proviso, be deemed to be, received after
5.00 p.m. on a Business Day it shall be deemed to be received at 10.00 am on the Business Day next following that day.

14.2 The addresses and facsimile numbers of the parties for the purposes of Clause 14.1 are as follows:

      Vendor:
      ------

      Address:                    6 Broad Street Place
                                  London EC2M 7JH

      Fax:                        0171 638 6971

      For the attention of:       Mrs B J de Margary


      Purchaser:
      ---------

      Address:                    57a Hatton Garden
                                  London EC1N 8JD

      Fax:                        0171 269 5801

      For the attention of:       The Company Secretary


      Purchaser's Guarantor:
      ---------------------

      Address:                    57a Hatton Garden
                                  London EC1N 8JD

      Fax:                        0171 269 5801

      For the attention of:       The Company Secretary


14.3  In proving service it shall be sufficient to prove that:

      (a) the envelope containing the notice was properly addressed and delivered to the appropriate address; or

      (b) the facsimile transmission was made and confirmed by a transmission report; or

      (c) the envelope containing the notice was posted as a first class prepaid registered letter,

as the case may be.

15.   FURTHER ASSURANCE

The parties shall do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents, as may from time to time be reasonably required, whether on or after Completion, for the purpose of giving effect to all of the provisions of this Agreement.

16.   TIME OF THE ESSENCE

Time shall be of the essence as regards any date or period mentioned in any clause of this Agreement save only to the extent that any date or period may be altered by mutual agreement between the Vendor and the Purchaser whereupon time shall be of the essence as regards such date or period as so altered.

17.   WHOLE AGREEMENT AND VARIATION

This Agreement (together with any documents referred to in it) constitutes the whole agreement between the parties and no modification, variation or amendment of this Agreement shall be effective unless such modification, variation or amendment is in writing and has been signed by or on behalf of all the parties hereto. This Agreement supersedes and wholly replaces the heads of agreement between the Purchaser and the Vendor dated 8 August 1997.

18.   WAIVER

18.1 No waiver of any breach or default under this Agreement or any of its terms shall be effective unless such waiver is in writing and has been signed by the party against which it is asserted.

18.2 No delay or failure by any party in exercising any right, power or remedy under this Agreement or otherwise shall constitute a waiver of the right, power or remedy and no single or partial exercise of any right, power or remedy under this Agreement or otherwise shall prevent any further exercise of the right, power or remedy or the exercise of any other right, power or remedy.

18.3 The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any rights, powers or remedies provided by law.

19.   EFFECT OF COMPLETION

All warranties and other obligations in this Agreement, so far as capable of having effect after Completion, shall remain in full force and effect notwithstanding Completion.

20.   GOVERNING LAW AND JURISDICTION

20.1 This Agreement shall be governed by and construed in accordance with English law. Each of the parties submits to the exclusive jurisdiction of the courts of England.

20.2 Each party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

20.3 Each party agrees that without preventing any other mode of service, any document in an action (including, but not limited to, any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under Clause 14 and each party undertakes to maintain such an address at all times in the United Kingdom and to notify the other party in advance of any change from time to time of the details of such address in accordance with the manner prescribed for service of notices under Clause 14.

21.   ASSIGNMENT

21.1 Except as provided in Clause 21.2, none of the parties shall, without the prior written consent of the others, be entitled to assign the benefit of, or any right or interest in or under or arising from, this Agreement in whole or in part.

21.2 The benefit of, or any right or interest in or under or arising from, this Agreement may be assigned in whole or in part by the Purchaser before or after Completion to any subsidiary of the Purchaser.

In WITNESS whereof the parties have executed and delivered this Agreement as a deed the day and year first before written.

                                      SCHEDULE 1

                                     THE COMPANY


NAME:                      :      FIRSTPOINT LIMITED

AUTHORISED SHARE CAPITAL   :      15,000 ordinary shares of L1 each

MEMBERS                    :      Stratagem Group PLC (15,000 ordinary shares
                                  of L1 each)

DIRECTORS                  :      Bernard Edward Kerrison
                                  Colin Vincent Austin Nunn
                                  Bridget Joanna Maria de Margary
                                  Edward James Stoddart

SECRETARY                  :      Peter Henry Brindley

REGISTERED OFFICE          :      1 Whittle Parkway, Slough, Berkshire SL1 6BL

COMPANY NUMBER             :      1307801

DATE OF INCORPORATION      :      7 April 1977

ACCOUNTING REFERENCE DATE  :      31 August

                                      SCHEDULE 2

                                    THE PROPERTIES

                                 LEASEHOLD PROPERTIES




1.  Description                   :    Unit 6, Forbes Court, Castings Road,
                                       Middlefield Industrial Centre, Falkirk,
                                       Stirling FK2 9HQ


2.  Title number                  :    -


3.  Date of lease            :    23.03.1993
                                  as amended by Minute of Extension of Lease dated 16.05.93


4.  Term                     :    3 years from 1 August 1997


5.  Current rent and next review  : L10,000 per annum
                                    No rent review


6.  Permitted use       :


7.  Landlord                 :    The Colonial Mutual Life Assurance Society
                                  Limited

                                 LEASEHOLD PROPERTIES



1.  Description                   :    476 Bath Road, Slough, Berkshire


2.  Title number                  :    BK239395 - as per Lease back sheet
                                       stamped by Gloucester District Land
                                       Registry
                                       BK162355 - as per Lease


3.  Date of lease       :    19.12.1985 - as per Land Certificate


4.  Term                     :    25 years from 25 December 1985


5.  Current rent and next review  : L285,000 per annum from 25 December 1990
                                    Review every fifth anniversary of the Lease date
                                    Next review: 25.12.1995


6.  Permitted use       :    29 DECEMBER 1989 VARIATION
                                  Local Planning Authority gave permission for change of use to B1 - Business Definition, Part B - Schedule. Town & Country Planning (Use Classes) Order 1987


7.  Landlord                 :    Higgs & Hill Development Ltd as per Lease
                                  Tag Investment & Property Company Limited as per rent review 8 October 1991

                                 LEASEHOLD PROPERTIES




1.  Description                   :    Unit 11, Helleston Industrial Estate,
                                       Hellesdon, Norfolk


2.  Title number                  :    -


3.  Date of lease       :    19.08.1988


4.  Term                     :    12 years from and including 19.12.1987


5.  Current rent and next review  : L5,100 per annum
                                    No approach has been received from the
                                    Landlord regarding the Rent Review as at 19
                                    December 1996
                                    Next review: 18.12.1999


6.  Permitted use       :    Workshop stores and offices for light industrial
                             purposes with ancillary car parking within Class
                             B1 of the Use Classes Order 1987


7.  Landlord                 :    David Quentin Gurney and David Acloque

                                 LEASEHOLD PROPERTIES




1.  Description                   :    Unit 51, Kirkhill Industrial Estate,
                                       Dyce, Aberdeen, AB2 0ES


2.  Title number                  :    -


3.  Date of lease                 :    03.12.1992


4.  Term                          :    6 years from 28.10.1992


5.  Current rent and next review  :    L15,250 per annum
                                       Rent Review every 3 years from
                                       28.10.1992


6.  Permitted use                 :    Purposes within Use Classes 4, 5 and 11
                                       of the Town & Country Planning (Use
                                       Classes) Scotland Order 1989 and in
                                       particular for the servicing of computer equipment and for no other use without the Landlord's written consent


7.  Landlord                      :    The Grampian Regional Council

                                 LEASEHOLD PROPERTIES




1.  Description                   :    Industrial Unit 9, Eagleswood Business
                                       Park, Woodlands Lane, Almondsbury,
                                       Bristol, Avon


2.  Title number                  :    -


3.  Date of lease                 :    21.12.1992


4.  Term                          :    5 years from 24 June 1992


5.  Current rent and next review  :    L19,000 per annum (not subject to
                                       review)


6.  Permitted use                 :    Any use within Classes B1 and B8
                                       referred to in the Schedule to the Town
                                       & Country Planning (Use Classes) Order
                                       1987


7.  Landlord                      :    The Official Custodian for Charities and
                                       the Trustees of the Bristol Municipal
                                       Charities

                                 LEASEHOLD PROPERTIES



1.  Description                        :    Underlease, Unit 10, Eagleswood
                                            Business Park, Woodlands Lane,
                                            Almondsbury, Bristol


2.  Title number                       :    -


3.  Date of lease                 :    30.09.1996


4.  Term                               :    10 years beginning on 29 September
                                            1996


5.  Current rent   and next review     :    L40,000 per annum subject to review
                                            Rent commencement date: 28.03.1997
                                            Review: 29.09.1999


6.  Permitted use                 :    Any use within Classes B1 and B8 as
                                       referred to in the Schedule to the Town
                                       & Country Planning (Use Classes) Order
                                       1987 as originally enacted as set out in the Head Lease dated 30 May 1990


7.  Landlord                           :    Alexandra Workwear Plc

                                      SCHEDULE 3

                                    THE WARRANTIES

1.    ACCURACY OF INFORMATION SUPPLIED

1.1 The facts relating to the Company and the Properties set out in Schedules 1 and 2 and Recital (A) are true, complete and accurate in all respects.

1.2 A true, complete and up to date copy of the memorandum and articles of association of the Company has been supplied to the Purchaser and contains all resolutions required to be embodied therein or annexed thereto.

1.3 All of the information disclosed in the Disclosure Letter or in the documents attached to the Disclosure Letter is true and accurate and not misleading.

2.    CAPACITY

2.1 The Vendor has the power to enter into and perform this Agreement and the Tax Covenant and this Agreement constitutes and the Tax Covenant when executed will constitute legal, valid and binding obligations of the Vendor in accordance with their respective terms.

2.2 The Vendor has the right, power and authority to sell and transfer the Shares to the Purchaser on the terms of this Agreement without requiring the consent or authority of any other person.

3.    THE ACCOUNTS

3.1 All accounts, books, ledgers and financial and accounting records of whatsoever kind of the Company:

      (a)    are in its possession;

      (b) have been properly fully and accurately maintained and are written up to date;

      (c) do not contain or reflect any material inaccuracies or discrepancies;

      (d) properly state its transactions and the financial and contractual position of the Company and its assets and liabilities; and

      (e) generally accord with generally accepted accounting principles, practices and standards properly maintainable by companies of comparable size or those conducting business of a similar character.

3.2   The Audited Accounts:

      (a) comply with the Companies Act and all applicable statutory requirements;

      (b) were prepared on a recognised accounting basis consistent with that of the statutory accounts of the Company for the previous three accounting periods;

      (c) were prepared and audited in accordance with generally accepted accounting principles and proper auditing practices and comply with all applicable accounting standards;

      (d) give a true and fair view of the state of affairs of the Company at the date thereof and of the activities and profits of the Company for the period thereof;

      (e) properly set out the nature of the assets and the liabilities of the Company and the amounts thereof;

      (f)    accord with the books of account of the Company; and

      (g) except as disclosed therein, are not affected by any unusual, extraordinary, exceptional or non-recurring items.

3.3 In the Audited Accounts full disclosure of or full provision or reserve is made (in accordance with the accounting policies under which such accounts were prepared) for:

      (a) all liabilities of the Company, whether actual or contingent or unquantified or disputed at the date thereof;

      (b)    bad and doubtful debts owed to the Company;

      (c) all Taxation (whether actual or contingent) payable by or liable to be assessed on or for which the Company is accountable; and

      (d) all contingent liabilities and capital commitments (whether contracted for or not).

3.4 In the Audited Accounts all interest and all expenditure (whether actual or deferred) attributable to:

      (a) maintenance, repairs, insurance, management, rent, rates and other outgoings;

      (b)    Taxation;

      (c)    marketing and development; and

      (d)    other ordinary or recurrent expenditure,

has been treated as an operating expense written off against income.

3.5 Since the Accounting Date no event has occurred which if then known would have led to a material change in the amount attributed to any item in the Audited Accounts at that date or would have resulted in the making of additional reserves or provision.

3.6 The value of the net tangible assets (after deducting all liabilities and provisions for liabilities) of the Company at 31 August 1997 as shown in its statutory accounts for the financial year ended on that date (prior to any adjustments made at the instance of the Purchaser to reflect its future aims for the Company) determined in accordance with the same accounting policies as were applied in the Audited Accounts (but on the basis that (i) each of the fixed assets of the Company is valued at a figure no greater than the value attributed to it in the Audited Accounts or in the case of any fixed assets acquired by the Company after the Accounting Date at a figure no greater than cost and (ii) no value shall be attributed to any debts owed to the Company by the Vendor or any of its Associates which are not paid or repaid in full on Completion) will not be less than L200,000.

3.7 The value of the net tangible assets of the Company (determined on the same basis as in paragraph 3.6 above) will not be less at Completion than at 31 August 1997.

3.8 The unaudited management accounts of the Company for the period from the Accounting Date to 31 July 1997 (copies of which are attached to the Disclosure Letter) were properly prepared on the same basis as and employing the same accounting policies as were employed in the Audited Accounts and properly disclose the state of affairs of the Company as at the date to which they were made up and its activities and profits for the period ended on that date.

3.9 Proper provision or reserve is made in the Audited Accounts and in the Company's management accounts for all damaged, defective, obsolete and slow moving stock and the value attributed to stock and work in progress in such accounts is the lower of cost and net realisable value.

4.    EMPLOYEES

In this section 4 the expression "employee" shall include any director, secretary or other officer of the Company.

4.1 The documents attached to the Disclosure Letter contain full and accurate details of the name, age, length of service and terms and conditions of employment (including any arrangements or expectation, whether or not having the force of law, as to future variations in such terms and conditions) including, without limitation, rates of remuneration, benefits in kind, bonuses and commissions, notice periods, pensions, health insurance and life assurance of each employee of the Company.

4.2 The documents attached to the Disclosure Letter contain copies of the standard terms of employment of the employees of the Company, all contracts of employment with employees who are not employed solely on those standard terms and all handbooks, manuals, benefit plans, disciplinary and grievance procedures, personnel policies, codes of conduct and collective agreements applicable to employees of the Company.

4.3 Since the Accounting Date there has been no change made in the rate of remuneration, benefits or other terms of employment of any of the senior employees of the Company. For the purpose of this Schedule, a "senior employee" is an employee entitled to three months or more notice to terminate his or her employment.

4.4 There is no employment contract between the Company and any of its employees which cannot be terminated by three months' notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

4.5 None of the current senior employees of the Company has given or received notice terminating his employment.

4.6 None of the employees of the Company will be entitled to give notice terminating his employment as a result of the provisions of this Agreement and, so far as the Vendor is aware, none of the senior employees of the Company intends to resign or is likely to resign as a result of entry into of this Agreement or the transactions contemplated by this Agreement.

4.7 No amount is owed by the Company to any employee or former employee of the Company (or his dependants) other than for accrued remuneration or reimbursement of business expenses and no amount is owed to the Company by any such person.

4.8 The Company has maintained records which are up-to-date and accurate in all material respects records regarding the employment of each of its employees and former employees.

4.9   Since the Accounting Date, the Company has not:

      (a) incurred a liability (actual or contingent) for breach or termination of an employment contract or for failure to comply with an order for the reinstatement or re-engagement of an employee; or

      (b) made or agreed to make a payment or provided or agreed to provide a benefit to an employee or former employee of the Company or to any of his or her dependants in connection with the termination of his or her employment beyond the minimum required by law.

4.10 Save in respect of the Richard Hill Litigation (a brief summary of which is given within the Disclosure Letter) there is no dispute between the Company and any employee or former employee of the Company, any employee representative, trade union, staff association or works council representative and, so far as the Vendor is aware, there are no circumstances likely to give rise to any such dispute.

4.11 There is no agreement or arrangement between the Company and any trade union, staff association or works council.

4.12 The Company, in relation to each of its employees and former employees, has complied with:

      (a) all obligations imposed on it under contract, at common law, by statute and under codes of conduct and practice including, without limitation, any obligation under any health and safety legislation;

      (b) all customs and practices for the time being dealing with relations between the Company and employees of the Company or the terms of employment of the employees of the Company; and

      (c) all relevant recommendations, orders, declarations and awards made under any relevant statute, regulation or code of conduct and practice.

4.13 There is no person employed or previously employed by the Company who has a right to return to work (including for reasons connected with maternity leave or absence by reason of illness or incapacity) or a right to be reinstated or re-engaged by the Company or to any compensation in lieu of any such right.

4.14 The Company does not have and is not proposing to introduce a share incentive, share option, profit sharing, bonus or other incentive scheme for any of its employees or former employees.

4.15 There is and has been no training scheme, arrangement or proposal in relation to the Company in respect of which a levy may become payable by the Company.

5.    COMPANY FORMALITIES

5.1 Compliance has been made with all legal requirements in connection with the formation of the Company and all issues and grants of shares, debentures, notes, mortgages, charges and other securities of the Company.

5.2 The Company has on a proper and timely basis filed all documents and made all returns required to be filed or made under legal requirements affecting the Company.

5.3 The Company has properly and accurately maintained all statutory books which it is required by law to maintain and these are written up to date.

5.4 No notice or allegation has been received that any of the statutory books or registers of the Company is incorrect or should be rectified.

5.5 The Company has not since the Accounting Date passed any resolution by its members (or any class of its members) or agreed to do so or convened or been called upon to convene any general meeting which has not yet taken place.

5.6 Since the Accounting Date, no dividend or other distribution has been or is treated as having been or is required or agreed to be declared, paid or made by the Company.

6.    SHARE CAPITAL

6.1 The Shares are fully paid and will, at Completion, comprise the whole of the issued and allotted share capital of the Company.

6.2 Other than this Agreement, there are no options or other agreements or arrangements (whether or not unconditional) which provide for or entitle any person to call for the allotment or transfer of any shares or other securities in the Company or the conversion of any loan or security into shares.

6.3 The Company has not since the Accounting Date sub-divided or consolidated or varied any rights of any shares in the Company or agreed to do so.

6.4 There is not now, and there is no agreement to create, any Encumbrance over any of the shares in the Company.

6.5 No one is entitled to receive from the Company or any other person a finder's fee, brokerage or other commission in connection with the sale and purchase of the Shares under this Agreement.

7.    DIRECTORS

7.1   The only directors of the Company are listed in Schedule 1.

7.2   There are no shadow directors of the Company.

8.    COMPLIANCE WITH LEGISLATION

8.1 The Company has conducted its business in all respects in accordance with all applicable laws and regulations in each country in which it conducts or has conducted business and no officer or employee of the Company has committed any breach of such laws and regulations for which the Company may be liable.

8.2 No investigation or enquiry by, or on behalf of, a governmental, regulatory, industry or other body in respect of the affairs of the Company has taken place within the last six years which has led to any liability on the part of the Company, no such investigation or enquiry is pending and the Vendor is not aware of any circumstances which might lead to any such investigation or enquiry.

9.    LITIGATION

9.1 Apart from routine debt collection not involving amounts in excess of L5,000 in any one case and save in respect of the Richard Hill Litigation (a brief summary of which is given within the Disclosure Letter) the Company is not directly or through any person for whom it may be liable engaged in any legal action, proceeding or arbitration whether as plaintiff, defendant or otherwise and is not being prosecuted for any criminal offence and there are no circumstances known to the Vendor which might reasonably be expected to result in the Company becoming involved in any legal action, proceeding or arbitration and no cause of action is alleged or likely to be alleged against the Company.

9.2 The Company is not a party to any undertaking or assurance given to any court or government agency which is still in force.

10.   PROPERTIES
10.1 The Company is in physical possession and exclusive occupation of the whole of each of the Properties and the Vendor is not aware of any right of occupation or enjoyment which has been acquired or is in the course of being acquired by any third party.

10.2  The Company has a good and marketable title to the Properties.

10.3 The Company has in its possession all the title deeds and documents necessary to prove title to the Properties all of which have been properly stamped and, where necessary, duly registered.

10.4 Except as specifically stated in Schedule 2, the Properties are not subject to any Encumbrances and there are no agreements to give or create any Encumbrances over any of the Properties.

10.5 The Company has not received notice of any alleged breach of any covenants, restrictions and agreements (including any covenants under any leases, underleases, licences or other agreements or any consents or approvals obtained thereunder) affecting the Properties.

10.6 The Vendor is not aware of any current circumstances which (with or without taking other action) would entitle any third party to exercise any right to terminate the Company's use or occupation of the Properties.

10.7 The Properties are not subject to any outgoings other than business rates, water rates, rent, insurance rent and service charges as reserved by the relevant lease and all outgoings have been paid when due and none is disputed.

10.8 There are no disputes affecting the Properties or their use and the Vendor is not aware of any circumstances that might give rise to any such dispute.

10.9 The Company does not use or occupy any property in connection with its business other than the Properties.

10.10 The use of the Properties is the permitted use for the purposes of applicable planning requirements.

10.11 The Company has complied with all applicable statutory and other requirements relating to the Properties including requirements relating to planning, development, fire safety and health and safety at work.

10.12 The buildings and other structures on the Properties are in good and substantial repair and fit for the purpose for which they are used and so far as the Vendor is aware there are no latent defects in the buildings and structures.

10.13 So far as the Vendor is aware no deleterious building materials or methods of construction not in accordance with currently accepted good building practices have been used in the construction, alteration or repair of the Properties.

10.14 In respect of each of the Properties:

      (a) such Property is held under the terms of the lease brief details of which are given in Schedule 2 and no collateral agreements, assurances or concessions have been made by any party to the lease;

      (b) the Company has paid the rent, service charge and any other payment due under the lease in full and duly observed and performed the covenants on the part of the tenant and the conditions contained in the lease;

      (c) all licences, consents and approvals required from the landlord have been obtained and the covenants on the part of the tenant contained in the licences, consents and approvals have been duly performed and observed.

10.15 The Company has no existing or contingent liabilities in respect of any properties (other than the Properties) whether previously occupied by it or in which it owned or held any interest, including, without limitation, premises assigned or otherwise disposed of or in respect of which it guaranteed the liabilities of a third party.

11.   ENVIRONMENT

11.1 So far as the Vendor is aware the Company has complied in all material respects with all Environmental Laws, and all regulations, codes of practice and other similar controls and advice made or issued thereunder or in connection therewith both in respect of its business as carried on from time to time and in respect of the Properties.

11.2 So far as the Vendor is aware, the Company has not incurred any liability as a result of any breach of any Environmental Laws which is attributable to its business or the ownership or use of any of its assets nor, so far as the Vendor is aware, are there any facts or circumstances in existence likely to give rise to such liability.

12.   ASSETS

12.1 The fixtures, fittings, plant and equipment (including computers and ancillary equipment) and motor vehicles owned by the Company or used in its business are:

      (a)    summarised in the schedules attached to the Disclosure Letter;

      (b) in good repair and condition, subject to normal wear and tear, have been properly maintained and are not in need of replacement;

      (c) in its absolute ownership, possession and control free from any Encumbrances,

and the same will be left at the Properties or in the possession of the Company on Completion.

12.2 Except for current assets disposed of by the Company in the ordinary course of its business, the Company is the owner of and has good and marketable title to all assets included in the Audited Accounts and all the assets which have been acquired by the Company since the Accounting Date and no such asset, nor any of the undertaking, goodwill or uncalled capital of the Company, is subject to any Encumbrance or any agreement or commitment to create any Encumbrance (except for stock or assets covered by retention of title claims in the ordinary course of business).

12.3 The assets owned or used by the Company comprise all the assets reasonably required to enable the Company to carry on its business in the manner in which it has been carried on in the period immediately prior to the date of this Agreement.

12.4 There are maintenance contracts with independent specialist contractors in respect of all of such assets of the Company for which it is normal or prudent to have maintenance contracts.

12.5 The stocks of raw materials, packaging materials and finished goods held by the Company are not excessive and are adequate in relation to current trading requirements.

12.6  No stock has been sold on a sale or return basis.

12.7 No employee, officer or shareholder of the Company and none of the Vendor or any subsidiary or Associate of the Vendor is or was interested directly or indirectly in any assets owned by the Company or which have been acquired or disposed of by or leased to or by or are proposed to be acquired or disposed of or leased to or by the Company.

13.   INSURANCE

13.1 A summary of the material contents of all policies of insurance which the Company has is set out in the Disclosure Letter.

13.2 All such insurance is currently in full force and effect and nothing has been done or omitted to be done and there are no circumstances which would make any policy of insurance void or voidable or lead to an increase in the premiums.

13.3 There are no claims under such insurance at present outstanding or requiring to be made nor so far as the Vendor is aware any circumstances likely to give rise to such a claim.

14.   TRADE SECRETS, KNOW-HOW AND OTHER INDUSTRIAL PROPERTY

14.1 No disclosure has been made to any person other than the Purchaser, its agents or advisers of any of the know-how or the financial or trade secrets or other confidential information of the Company save in the ordinary and proper course of business of the Company and upon the Company having secured the confidential nature of any such disclosure where appropriate.

14.2 Except for licences for the use of computer software disclosed in the Disclosure Letter the Company is not a party to any agreements or other arrangements for the acquisition, use or licensing of know-how, patents, trade marks, copyrights, registered designs or the like and no such intellectual property rights are used or required to be used by the Company in the ordinary course of its business.

14.3 The business of the Company as presently carried on does not, and is not likely to, infringe the intellectual property rights of another person.

14.4 The Company is the legal and beneficial owner of or is entitled to use without payment or restriction (as to time or otherwise) the computer hardware and software currently used by it in its business.

15.   OTHER INTERESTS

15.1 The Company is not a member of any partnership, joint venture, consortium or other unincorporated association (other than recognised trade associations) nor has it agreed to become a member of any such association.

15.2 The Company is not the holder or beneficial owner of, nor has it agreed to acquire, shares or loan capital of any other body corporate.

16.   TRANSACTIONS REDUCING ASSET VALUE

Since the Accounting Date:

      (a) no obligations to the Company have been written off or written down or assigned to a third party at less than full value or have proved to any extent irrecoverable or are now regarded as irrecoverable; and

      (b) there has not been nor is there any release or agreement for the release of any person under any liability to the Company.

17.   LIABILITIES

17.1 Neither the Vendor nor the Company has done anything whereby the continuance of any overdrafts, loans or other financial facilities outstanding or available to the Company might be affected or prejudiced.

17.2 The Company has no borrowings or indebtedness in the nature of borrowing (including debt securities) not disclosed in the Disclosure Letter.

17.3  The Company has not factored or agreed to factor its debts.

17.4 The Company has not since the Accounting Date done or agreed to do any of the following acts or things, other than in accordance with this Agreement, namely:

      (a) repay or discharge in whole or in part any mortgages, charges, debentures or other securities or (excluding fluctuations in overdrawn current accounts with bankers) any loans or overdrafts or other indebtedness;

      (b) increase the facility for the amount borrowed or raised by the Company; or

      (c)    exceed any applicable overdraft limits.

17.5 The total amount borrowed by the Company has not exceeded any limitation on borrowings contained in its articles of association or other constitutional documents or in any instrument to which it is a party or applying to it.

17.6 Since the Accounting Date no bill of exchange or promissory note has been drawn, made, accepted or endorsed by the Company except in the ordinary course of business of the Company and as recorded in the books of the Company.

17.7 Since the Accounting Date the Company has not received notice (whether formal or informal) from a lender of money requiring repayment or intimating the enforcement of security which it holds over assets of the Company and there are no circumstances which may give rise to the same.

17.8 No guarantee, indemnity, bond or security has been given, nor agreed to be given, by or for the benefit of the Company.

17.9  The Company has no contracts or commitments for capital expenditure.

18.   DEBTORS

18.1 No part of the amounts included in debtors in the Audited Accounts, or subsequently recorded in the books of the Company as owing by a debtor, is overdue by more than three months, has been released on terms that the debtor pays less than the full book value of his debt, has been written off or has proved to be, or is regarded as, wholly or partly irrecoverable.

18.2 So far as the Vendor is aware the amounts due from debtors as at Completion will be recoverable in full, in the normal course of business and, in any event, not later than three months after Completion and none of those debts is subject to a counterclaim or set-off, except to the extent of a provision or reserve in the Audited Accounts or in the management accounts of the Company for the period to 31 July 1997.

19.   LICENCES AND CONSENTS

The Company has and had at all material times all necessary licences, permits, authorities, permissions and consents (public and private) to enable it to own, use or deal with its assets and carry on its business as now carried on and the same are in full force and effect and will not be terminable as a result of the sale of the Shares to the Purchaser and the Vendor is not aware of breach of any of them or of any reason why any of them should be suspended, cancelled, or revoked.

20.   CONDUCT OF BUSINESS OF THE COMPANY

20.1 Except in the ordinary course of business the Company has not given any guarantees, warranties or undertakings in respect of goods or services previously supplied by it under which the Company may still have any liability to repair or replace such goods or provide further services.

20.2 There is no matter disputed in any material respect with any government or statutory department, authority, body or agency and there is no fact known or which might reasonably be expected to be known to the Vendor which might be the cause of any such dispute.

20.3  The Company is not a party to any agreement or arrangement which:

      (a)    is outside the normal course of business;

      (b) is not terminable in accordance with its terms on 60 days' notice or less;

      (c) is subject to abnormal or onerous conditions relative to the norms in the industry in which the Company operates;

      (d) is loss making to an extent of L5,000 or more per annum on the basis used by the Vendor in the preparation of document I.10 attached to the Disclosure Letter (contract profitability);

      (e) involves payments which may fluctuate by reference to the index of retail prices on any other index or the rate of exchange for a currency; or

      (f)    is not entirely of an arms' length nature.

20.4 The Vendor is not aware, and have no grounds for believing, that after Completion (whether by reason of an existing agreement or arrangement or as a result of the acquisition of the Company by the Purchaser):

      (a) a supplier of the Company will cease, or be entitled to cease, supplying it or may substantially reduce its level of supplies;

      (b) a customer of the Company will cease, or be entitled to cease, to deal with it or may substantially reduce its level of business; or

      (c)    the Company will lose a right or benefit which it enjoys.

20.5  Neither this Agreement nor Completion will:

      (a) breach or constitute a default under an agreement or arrangement to which the Company is a party or a provision of its memorandum or articles of association or any other restriction affecting the Company;

      (b) relieve any person from an obligation to the Company (whether contractual or otherwise) or enable any person to terminate any agreement with the Company or to determine a right or benefit enjoyed by the Company; or

      (c) result in indebtedness of the Company becoming, or capable of being declared, due and payable prior to its stated maturity.

20.6 The Company has not defaulted under any of the provisions of any agreement or arrangement to which it is a party and has not done or suffered to be done anything whereby nor omitted to do or suffered to be omitted anything as a result of which omission any such agreement or arrangement may be terminated or rescinded by any other party.

20.7 No party to an agreement or arrangement with the Company is in default, being a default which would be material in the context of the Company's financial position, and there are no circumstances likely to give rise to any such default.

20.8 The Company is not and has not been directly or indirectly concerned in or a party to any agreement, arrangement, transaction or practice or pursued any course of conduct or done or omitted to do any act or thing which is registerable, unenforceable or void, or renders the

Company or any of its employees liable to administrative, civil or criminal proceedings under any anti-trust, competition, fair trading, trade regulation or similar legislation in any jurisdiction in which its business has been carried on.

20.9 There are no agreements in force restricting the freedom of the Company to supply and take goods and services and conduct its business by such means and from and to such persons as it may from time to time think fit.

20.10 There are and in the past six years have been no agreements or understandings (whether legally enforceable or not) between the Company and any person who is or was a shareholder, director or employee of or the beneficial owner of any interest (direct or indirect) in the Company or any Associate of any such person relating to the management of the business of the Company or the appointment or removal of Directors or the ownership or transfer of ownership or supply, manufacture, letting, licensing, purchase or use of goods, services, copyrights, designs, patents, trade marks or names or other facilities to or by the Company or otherwise howsoever relating to the Company and its affairs.

20.11 Other than in relation to the customer contracts with IBM, Energis Communications Limited, Thorn Transit Systems International, Brown & Root Limited, Reuters Health Care Limited (formerly known as VAMP Health Limited), copies of which are attached to the Disclosure Letter the Company does not obtain or make more than 5 per cent of the aggregate amount of its purchases and not more than 5 per cent of the aggregate amount of its sales from or to any one supplier or customer (treating any person and all his Associates as one supplier or customer for this purpose).

20.12 No material customer or supplier of or to the Company has during the twelve months preceding the date of this Agreement ceased or indicated an intention to cease (or reduce the value of) trading with the Company or is likely to do so.

20.13 There are no disputes between the Company and any of its customers or suppliers nor are there any circumstances known to the Vendor likely to give rise to any such disputes.

20.14 Since the Accounting Date:

      (a) the business of the Company has been carried on in a normal course and without any interruption or alteration;

      (b) save in the ordinary course of trading, the Company has not entered into any transaction nor incurred any liability;

      (c) save in the ordinary course of business, the Company has not acquired or disposed of any assets or agreed to do so;

      (d) the Company has effectually carried out current contracts and obligations and has paid its creditors in a timely fashion.

20.15 Since 31 July 1997 there has been no material change in the financial position or prospects of the Company.

20.16 No person is authorised by the Company to bind the Company other than the Directors of the Company and there are no alternate directors of the Company.

20.17 No powers of attorney or authorities (express or implied) by which a person may enter into a contract or incur an obligation on behalf of the Company are subsisting.

20.18 The Company is not a party to any agency, distributorship or franchise agreements or any agreements relating to the payment of commission to or by the Company.

20.19 The Company has the power and is duly qualified to carry on business in all jurisdictions in which it carries on business.

20.20 The Company is not insolvent or unable to pay its debts.

20.21 No receiver, administrative receiver, trustee or other officer has been appointed of the whole or any part of the assets or undertaking of the Company.

20.22 No petition has been presented, no order has been made and no resolution has been passed for the winding-up, administration, bankruptcy or dissolution of the Company.

20.23 No distress, execution or other process has been levied and remains undischarged in respect of the Company.

20.24 There is no outstanding judgment or court order against the Company.

20.25 The Company does not owe any money or have any other liability to the Directors or the Vendor or any of its subsidiaries or Associates nor does any such person owe any money to the Company.

20.26 The Company has not applied for or received any grant or financial assistance or similar payment from any supranational, national or local authority or governmental agency.

20.27 The Company has not done or omitted to do any act or thing which could result in, and nor will the entry into or completion of this Agreement result in, all or any part of any grant or financial assistance made to the Company by any supranational, national or local authority or governmental agency becoming repayable or being forfeited or withheld.

20.28 No leasing, hire, hire-purchase or deferred payment or conditional sale or conditional purchase agreements have been entered into or agreed to be entered into by the Company under which there is or may be any continuing liability on the part of the Company.

20.29 The Company does not receive any services from the Vendor or any of its Associates (whether paid for or not).

21.   BANK ACCOUNTS

21.1 A statement of each of the bank accounts of the Company and of the credit or debit balances on such accounts as at close of business on the Business Day preceding the date of this Agreement is attached to the Disclosure Letter.

21.2 The bank accounts of the Company are operated separately from the bank accounts of any other person and there is no right of set-off against monies in the Company's bank accounts for the liabilities of any other person.

22.   TAXATION

Tax Events since the Accounting Date

22.1  Since the Accounting Date:-

      (a) the Company has not engaged in any transaction in respect of which there may be substituted for the purposes of any Tax a different consideration for the actual consideration given or received by it;

      (b) no dividend or distribution has been declared, made or paid by the Company and no payment has been made which could be deemed to be a distribution within the meaning of the 1988 Act; and

      (c) no disposal or deemed disposal which might give rise to a liability for corporation tax on chargeable gains has been made by the Company.

RESIDENCE FOR TAXATION PURPOSES

22.2 The Company was incorporated in the United Kingdom and for the purposes of United Kingdom Taxation:-

      (a)    is and has always been resident in the United Kingdom;

      (b) has not at any time been resident in any other territory and has never paid or become liable to pay Tax on income, profits or gains to any Tax Authority outside the United Kingdom or become liable to the foreign equivalent of VAT in any other jurisdiction or traded or invested outside the United Kingdom through a permanent establishment, branch or agency.

ADMINISTRATION AND COMPLIANCE

22.3 All returns, computations, registrations and payments which should have been made or filed by the Company on or before the date hereof for any Taxation purpose (including Pay and File) have in all material respects been made or filed promptly and are up to date correct and on a proper basis and as far as the Vendor is aware none of them is or is likely to be the subject of any dispute or appeal and no estimated returns have been submitted nor are there any liabilities or potential liabilities to Tax the date for payment for which has been postponed under section 55 TMA.

22.4 The Company has in its possession and under its control all records and documentation which it is obliged to hold, preserve and retain under any Taxation Statute and the Company has sufficient records relating to past events (including any elections made) to calculate accurately in all material respects the liability to Taxation of the Company or its entitlement to any relief which would arise on the disposal or realisation at Completion of all assets owned by the Company at the Accounting Date or acquired by it since that date but before Completion.

22.5  In respect of Pay As You Earn ("PAYE"):-

      (a) the Company has properly operated the PAYE system, deducting Tax as required by law from all payments made or treated as made by it to its employees or former employees (including payments within section 134 of the 1988 Act) and properly accounting to the Inland Revenue for all amounts for which it is required to account and has complied with all its reporting obligations to the Inland Revenue in connection with any such payments made or benefits provided; and

      (b) the Inland Revenue has not within the twelve months prior to the date hereof conducted a PAYE audit on the Company and has not notified the Company that any such audit will or might take place.

22.6 The Company has complied with all its obligations relating to national insurance and social security contributions and has made and accounted to the appropriate Tax Authorities for all deductions required or authorised to be made thereunder including (without limitation) under the Social Security Pensions Act 1975, Social Security Contributions and Benefits Act 1992, the Social Security Administration Act 1992 and all other legislation whatsoever pertaining to social security and national insurance contributions.

22.7 All payments made by the Company to any person which ought to have been made under deduction of Tax have been so made and the Company has (when required to do so) provided certificates of deduction to such persons and properly accounted to the relevant Tax Authority in full for all amounts so deducted.

22.8 The Company is not and has never been the subject of an investigation audit or visit by any Tax Authority; neither the Vendor nor the Company has at the date hereof been notified that any such investigation audit or visit is planned in the next twelve months and so far as the Vendor is aware there are no facts which are likely to cause any such investigation audit or visit to be instituted.

22.9 The Company is not and should not become liable to pay or make reimbursement or indemnity in respect of or corresponding to Taxation in consequence of the failure by any other person to discharge that Taxation or amount within any specified period or otherwise, and in particular (without limitation) the Company is not and will not become liable under sections 190 (tax on one member of group recoverable from another member) or 191 of the 1992 Act (non-payment of tax by non-resident companies) where such Taxation or amount relates to a profit, income or gain, transaction, event, omission or circumstance arising or deemed to arise in whole or in part prior to Completion.

APPROPRIATIONS

22.10 Since the Accounting Date the Company has not except in the ordinary course of business appropriated any assets to or from trading stock.

CLAIMS, ELECTIONS AND RELIEFS

22.11 The Disclosure Letter gives full details (with express reference to this sub-paragraph) of all matters relating to Taxation in respect of which the Company (either alone or jointly with any other person) has, or at Completion will have, an outstanding entitlement:-

      (a) to make any appeal (including a further appeal) against an assessment to or a determination affecting Taxation;

      (b) to apply for the postponement or payment by instalments of Taxation; or

      (c) to disclaim or require the postponement or reduction of any allowance.

22.12 The Company has duly submitted all claims and disclaimers the making of which have been assumed for the purposes of the Audited Accounts within the requisite periods and all such claims and disclaimers have been accepted as valid by the relevant Tax Authority.

DEDUCTIBILITY OF PAYMENTS

22.13 Since the Accounting Date, the Company has not paid or incurred and is not under any obligation to pay or incur in the future expenditure of an income nature which will be wholly or partially disallowable for corporation tax purposes in computing the profits of a trade as a deduction, charge on income, expense of management or otherwise except for expenditure on the acquisition of any asset held otherwise than as stock-in-trade or expenditure on entertaining customers and suppliers, the hiring of expensive motor cars within section 35(2) CAA or the payment of Taxation details of all of which are set out in the Disclosure Letter.

DISTRIBUTIONS

22.14 During the Vendor's period of ownership of the Company, the Company has not repaid, or agreed to repay or redeemed or agreed to redeem or purchased or agreed to purchase any shares of any class in its issued share capital or capitalised or agreed to capitalise in the form of redeemable shares or debentures any profits or reserves of any class or description to which section 210(1) of the 1988 Act applies or otherwise issued or agreed to issue any share capital other than for the receipt of new consideration (within the meaning of Part VI of the 1988 Act) or passed or agreed to pass any resolution to do so.

22.15 During the Vendor's period of ownership of the Company no distribution within the meaning of sections 209, 210 and 211 of the 1988 Act has been made (or could be deemed to have been made) by the Company except cash dividends shown in its audited accounts and the Company is not bound to make any such distribution in the future.

22.16 The Company neither owns nor has issued any qualifying corporate bonds within the meaning of section 117 of the 1992 Act.

22.17 The Company:-

      (a) has no assets or liabilities to which Chapter II, Part II FA 1993 could apply; and

      (b) is not and never has been a party to any interest rate contract or option or currency contract or option which is or may become a qualifying contract as described in Chapter II, Part IV FA 1994.

LOAN RELATIONSHIPS

22.18 The Company is not a party to any loan relationships as defined in section 81 FA 1996.

CARRY FORWARD OF LOSSES

22.19 In the computations of the Company submitted to the Inland Revenue for the accounting period ended 31 August 1996 (the "Relevant Computations"), trading losses of not less than L2,500,000 were claimed as being available for carry forward by the Company pursuant to section 393(1) of the 1988 Act; the Relevant Computations were prepared on a proper basis and no part of any such amount or amounts of the losses claimed is attributable to unused stock relief nor has anything been done, and no event or series of events has occurred or will as a result of any contract, agreement or arrangement entered into before Completion occur nor is the Vendor aware of any matter or thing which might cause or contribute to the disallowance for the Company of the carry forward of losses or excess charges on income which would otherwise have been available to the Company under the provisions of any Taxation Statute provided always that this paragraph 22.19 shall be deemed not to have been breached if the said Losses are not so available to carry forward solely as a result of any act or omission of the Purchaser, the Company or any of their Associates on or after Completion.

22.20 Within the period of three years ending on the date of this Agreement there has been no major change in the nature or conduct of the trade or business carried on by the Company within the meaning of section 768 (change in ownership of company: disallowance of trading losses) nor has there been a change in ownership of the Company within section 769 (change on company ownership: corporation tax) of the 1988 Act.

CAPITAL LOSSES

22.21 The Company has no capital losses available to carry forward at the date hereof.

GROUP AND CONSORTIUM TAXATION

22.22 (a)    The Company is a member of the Vendor's Group for the purposes of section 170 of the 1992 Act and sections 402-412 (inclusive) of the 1988 Act and there is nothing in either section 410 or section
             413 of the 1988 Act which precludes or would have precluded the Company from being regarded as a member of the Vendor's Group for any accounting period ending on or before the date of this Agreement.

      (b) The Disclosure Letter contains particulars of all arrangements and agreements relating to group relief (under sections 402-413 of the 1988 Act) and the surrender of advance corporation tax to the Company under section 240 of the 1988 Act to which the Company is or has been a party within the six years ended on the Accounting Date and the Company has not since the Accounting Date surrendered or agreed to surrender any amount by way of group relief pursuant to sections 402 to 413 of the 1988 Act (inclusive).

      (c) The Company has not made and is not liable to make any payment for group relief or the surrender of advance corporation tax, otherwise than in consideration for the surrender of group relief, or advance corporation tax allowable to the Company by way of relief from corporation tax and no such payment exceeds or could exceed the amount permitted by section 402(6) or (as appropriate)
             section 240(8) of the 1988 Act.

      (d) The Company has received all payments due to it under any arrangement or agreement for the surrender by it of group relief.

      (e) The Company has not made or received a payment for group relief which may be liable to be refunded in whole or in part.

      (f) All claims and surrenders for group relief made by the Company were when made and are now valid and have been or will be allowed by way of relief from corporation tax.

      (g) If the Company became a member of the Vendor's Group after the Accounting Date, the provisions of section 409(2) of the 1988 Act (Group relief: apportionment) will not apply so as to permit the apportionment of profits and losses to be made otherwise than on a time basis according to the respective lengths of the component accounting periods.

      (h) Group income elections under section 247 of the 1988 Act to which the Company has been party at any time have been duly in force in respect of all dividends paid and interest payments made thereunder and have been accepted by the Inland Revenue and the Disclosure Letter contains full particulars of the election currently in force and no assessment will be made on the Company in respect of advance corporation tax which ought to have been paid or income tax which ought to have been deducted.

      (i) The Company is not and never has been a party to any agreement or arrangement under section 102 FA 1989.

      (j) The Company has at no time received and is not entitled to receive any franked investment income.

      (k) The Company has not at any time been a party to any such reconstruction as is described in section 343 of the Taxes Act.

CLOSE COMPANIES

22.23 During the Vendor's period of ownership of the Company, it has not at any time been a close company as defined in section 414 of the 1988 Act or a close investment holding company as defined in section 13A of the 1988 Act.

CAPITAL ALLOWANCES

22.24 No balancing charge would be imposed on the Company under CAA (or any other relevant Taxation Statute) on the disposal of any pool of capital assets (being all those assets expenditure relating to which would be taken into account in computing whether a balancing adjustment would arise on a disposal of any of those assets) or of any asset not in such a pool, on the assumption that such disposal is made for a consideration equal to the book value shown in or adopted for the purpose of the Audited Accounts for each of the assets and ignoring any reliefs or allowances available to the Company other than qualifying expenditure.

22.25 The Company has not made any election under section 37 CAA nor could it be taken to have made such an election under section 37(8)(c) thereof.

22.26 The Company does not currently own any assets which are long life assets within the meaning of Chapter IVA CAA.

22.27 No event has occurred since the Accounting Date by reason of which any balancing charge may fall to be made against or any disposal value may fall to be brought into account by the Company under CAA (or other legislation relation to capital allowances) or which may give rise to a recovery of excess relief within section 47 CAA.

22.28 No election has been made or agreed to be made by the Company under section 53 CAA (Expenditure incurred by equipment lessor) or section 55 CAA (Expenditure incurred by incoming lessee: election to transfer right to allowances) in relation to any fixtures.

FINANCE LEASES

22.29 The Company is not and has not been the lessee under any leases of plant and machinery.

DEPRECIATORY TRANSACTIONS

22.30 So far as the Vendor is aware no loss which may accrue on the disposal by the Company of any asset is liable to be reduced by reason of any depreciatory transaction or deemed depreciatory transaction within sections 176 or 177 of the 1992 Act and no chargeable gain or allowable loss which might accrue on a disposal by the Company of any asset is likely to be adjusted in accordance with section 17 of the 1992 Act (Disposals and acquisition treated as made at market value).

BASE VALUES AND ACQUISITION COSTS

22.31 If each of the capital assets (which for the avoidance of doubt exclude stock and work-in-progress) of the Company was disposed of at Completion for a consideration equal to the value attributed to that asset in the Audited Accounts (or in the case of any asset acquired since the Accounting Date, equal to the consideration given upon its acquisition), no liability to corporation tax would arise.

CHARGEABLE GAINS

22.32 In determining the liability to corporation tax on chargeable gains in respect of any asset which has been acquired or provided by the Company or which the Company has agreed to acquire or provide the sums allowable as a deduction will be determined solely in accordance with the provisions of sections 35, 36, 53, 38 and Schedule 4 of the 1992 Act.

22.33 The Company is not owed a debt (not being a debt on a security) upon the disposal or satisfaction of which a liability to corporation tax on chargeable gains will arise by reason of the provisions of section 251 of the 1992 Act.

22.34 The Company has not acquired any chargeable asset within the six year period ending on the date hereof from another company which was at the time of acquisition a member of the same group of companies as the Company within the meaning of section 170 of the 1992 Act.

22.35 Since the Accounting Date, no debt owned by the Company has been realised in whole or in part in circumstances giving rise to a liability to Taxation.

REPLACEMENT OF BUSINESS ASSETS

22.36 The Company has not made and is not entitled to make any claims under section 175 of the 1992 Act (Replacement of business assets by members of a group) or sections 23 (Capital sums: compensation and insurance money), 247 (Roll-over relief on compulsory acquisition), 152 (Roll-over relief), 153 (Assets only partly replaced) or 154 (New assets which are depreciating assets) of the 1992 Act nor is the Vendor aware that any such claims have been made by any other person which could affect the amount or value of the consideration for the acquisition of any asset by the Company as taken into account in calculating its liability to corporation tax on chargeable gains.

TRANSACTIONS NOT AT ARM'S LENGTH

22.37 The Company has not carried out or been engaged in any transaction or arrangement to which the provisions of sections 770 and 773 of the 1988 Act (Sale, etc, at undervalue or overvalue) have been or may be applied in respect of which a direction has or could have been made under paragraphs 1 or 2 of
Schedule 4 to the VATA.

22.38 The Company has not disposed of or acquired any asset in such circumstances that the provisions of section 17 of the 1992 Act (Disposals and acquisitions treated as made at market value) could apply nor given or agreed to give any consideration to which section 128(1)(2) of the 1992 Act could apply and no allowable loss has accrued to the Company to which section 18 of the 1992 Act will apply.

TAX AVOIDANCE

22.39 The Company has not engaged in or been a party to any scheme or arrangement designed wholly or partly for the purpose of avoiding, deferring or reducing Taxation and no scheme or transaction of any nature has been carried out by or proposed in relation to the Company which has given rise or could give rise to a charge to Taxation.

22.40 The Company has not been a party to any preordained series of transactions containing one or more steps which have no commercial purpose other than avoiding deferring or saving tax or obtaining of a tax advantage.

CLEARANCES

22.41 All consents or clearances which should or could be obtained in respect of any transaction to which the Company has been a party have been so obtained and have been secured on the basis of full and accurate disclosure to the relevant Tax Authority of all material facts and circumstances and all such transactions for which such clearances have been obtained have been carried out only in accordance with the terms of the clearance given and no such clearance or consent might be withdrawn or nullified.

22.42 Copies of all applications for clearance made and all consents or clearances obtained since the Accounting Date (together with all relevant particulars) have been provided to the Purchaser.

22.43 No company over which the Company had control or which was a member of the same group of companies as the Company ceased to be resident in the United Kingdom otherwise than in compliance with section 130 FA 1988 (provisions for securing payment by company of outstanding Tax) and so far as the Vendor is aware there are no circumstances by reason of which any company could be liable to any penalty under section 131 FA 1988.

VAT

22.44 The Company:-

      (a) is a duly registered taxable person for the purposes of VAT and has been at all times when it ought to have been so registered in order to comply with VAT legislation and such registration is not subject to any conditions imposed by or agreed with H.M. Customs & Excise and the Company is not now nor has in the preceding six VAT years been wholly or partly exempt to such extent as might affect its ability to reclaim input tax being VAT on the supply to it of goods and services;

      (b) has not been served with a direction by the Commissioners of H.M. Customs & Excise pursuant to the provisions of paragraph 2 of
             Schedule 1 VATA;

      (c) has promptly complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to VAT including the submissions of accurate returns;

      (d) is not in arrears with any payments, returns or notifications or liable to any abnormal or non-routine payment, or any forfeiture or penalty, or to the operation of any penal provision and has not, during the period of 24 months preceding the date of this Agreement, received a notice under section 64 of VATA;

      (e) is not and has not applied for treatment as a member of a group for the purposes of section 43 VATA and has not been so treated, and no act or transaction has been effected in consequence whereof the Company is or may be held liable for any VAT arising from supplies made by any other company

      (f) is not operating any special arrangement or scheme relating to VAT and has not agreed any special method of accounting for VAT;

      (g) has not paid VAT on any interest in or right over land or licence to occupy land;

      (h) has not (nor has any relevant associate, as defined in Schedule 10 paragraph 3(7) VATA) at any time elected to waive exemption from VAT under Schedule 10 paragraph 2 VATA in respect of any land or interest in land and the Vendor is not aware of any intention to exercise such an election in respect of any land or interest in land and in no case has the Company charged VAT on a supply on the basis of a purported election to waive exemption which has not been made or which did not have effect in relation to the supply;

      (i)    has not purchased or sold any assets in a transaction to which section 49 VATA and Article 5 of the Value Added Tax (Special Provisions) Order 1995 (SI 1995/1268) could apply or has applied being the transfer of a business or part of a business as a going concern;

      (j) has no assets and has not within the period of ten years preceding the date hereof owned any assets to which the Capital Goods Scheme in Part XV of the Value Added Tax (General) Regulations 1995 (SI 1995/2518) applies;

      (k) has paid all VAT import duties excise duties tariffs and other taxes payable in respect of any assets (including trading stock) imported, owned or used by the Company and has paid all VAT which it has become liable to pay in respect of any deemed self supply by it of any goods and services.

22.45 The Disclosure Letter contains full particulars of any claim for bad debt relief made or which may be made by the Company under section 36 VATA (as amended) and of any claim for a repayment of VAT or a payment of interest by H.M. Customs & Excise which has been or should be made (and in this event the time by which such claim should be made) by the Company under section 80 VATA (recovery of overpaid VAT) or section 78 VATA (Interest in certain cases of official error) and all notices which ought to have been given in respect of any bad debt relief claimed in connection with the supply by the Company of goods or services on or after 26 November 1996 have been given in full compliance with the Value Added Tax Regulations 1995 (as amended).

22.46 The Company has not within the period of 12 months preceding the date of this Agreement received a surcharge liability notice under section 59 VATA nor a warning within section 76(2) of that Act.

22.47 During the Vendor's period of ownership of the Company, it has duly paid all stamp duty loan capital duty and any bearer instrument duty for which it has during that time been liable and interest and penalties payable in respect of all documents required to be stamped and which are in the Company's possession or by virtue of which the Company has any right and all stamp duty reserve tax to which it is or may be liable under the provisions of Part IV FA 1986 and no such document which is held by or on behalf of the Company outside the United Kingdom (details of which have been disclosed) would attract stamp duty or stamp duty reserve tax if brought in the United Kingdom and the Company is not liable to any interest, fine or penalty and the Company is not entitled to claim repayment of any stamp duty reserve tax by virtue of section 92 FA 1986 (repayment or cancellation of tax).

GENERAL

22.48 The execution or completion of this Agreement or any other event (other than those undertaken in the normal course of trading) since the Accounting Date will not result in any profit or gain being deemed to accrue to the Company for Taxation purposes, whether pursuant to sections 178 or 179 of the 1992 Act (Company ceasing to be a member of a group) or otherwise.

23.   GENERAL

For the purposes of establishing whether any matter is known to the Vendor, the knowledge of the directors, secretary and senior employees of each of the Company and the Vendor and its subsidiaries shall be imputed to the Vendor.

24.   SUBSIDIARY

24.1 The Company is the legal and beneficial owner free from all Encumbrances of the whole of the issued share capital of Firstpoint Services Limited (the "Subsidiary").

24.2 The Subsidiary has no assets, no liabilities (whether actual or contingent) and no employees.

24.3 No person has any right to subscribe for or otherwise acquire any shares in the capital of the Subsidiary.

24.4 All accounts, returns and other documents required to be filed by or in relation to the Subsidiary with any authority (including without limitation the Registrar of Companies, the Inland Revenue and HM Customs & Excise) have been duly and promptly filed and all such accounts, returns and other documents were accurate and complete and made on a proper basis.

24.5 The Subsidiary is and has been since the Accounting Date dormant (within the meaning of section 250(3) of the Companies Act).

                                      SCHEDULE 4

                                   THE TAX COVENANT

THIS DEED OF TAX COVENANT is made the     day of September 1997

BETWEEN:-

(1) STRATAGEM GROUP PLC (registered in England under number 172737) whose registered office is at 90 Fetter Lane, London EC4A 1EQ (the "Covenantor"); and

(2) 4FRONT GROUP PLC (registered in England under number 2278419) whose registered office is at 57a Hatton Garden, London EC1N 8JD (the "Purchaser")

WHEREAS by an agreement dated      September 1997 ("the Agreement") the
Purchaser agreed to purchase all of the issued shares in the capital of the Company owned by the Covenantor and the Covenantor agreed on completion thereof to enter into this Deed

NOW THIS DEED WITNESSES as follows:-

1.    DEFINITIONS AND INTERPRETATION
Words and expressions used in this Deed shall have the meaning given to them in the Agreement (unless specifically defined or varied herein) and in addition the following definitions apply in this Deed :-

1.1   "ACTUAL LIABILITY TO TAXATION"

      Any liability of the Company to make an actual payment of Taxation;

1.2   "THE AUDITORS"

      The auditors for the time being of the Company;

1.3   "CLAIM"

      Includes any assessment, notice, letter, demand or other document issued or action taken by or on behalf of any Tax Authority whatsoever and of whatever country (whether issued or taken before or after the date hereof and whether satisfied or not at the date hereof) from which it appears that a Liability to Taxation has been or may be imposed or an increased or further payment of Taxation is or may be required to be made or that a right to repayment of Taxation may be lost, cancelled or reduced in each case whether or not the Company or the Purchaser has or may have any right of reimbursement against any other person and whether or not the same is directly or primarily payable by or attributable to the Company or the Purchaser;

1.4   "THE COMPANY"

      Firstpoint Limited (registered in England under number 1307801) whose registered office is at 1 Whittle Parkway Slough Berkshire SL1 6BL;

1.5   "EVENT"

      Includes any transaction, payment or receipt and any other act or omission (including Completion of the Agreement) whether or not the Company is a party thereto and references to an Event occurring on or before the date hereof shall include an Event deemed to occur or treated as occurring on or before the date hereof and the combined result of two or more events the first of which only shall have taken place on or before Completion but only to the extent that the first event or events are outside the ordinary course of business of the Company and the second or successive events are effected inside the ordinary course of the business of the Company as carried out at the Completion Date;

1.6   "LIABILITY TO TAXATION"

      1.6.1 Any Actual Liability to Taxation (and, for the purposes of Clause 2, the amount of such a Liability to Taxation shall be the amount of the actual payment of Taxation which the Company is liable to make); or

      1.6.2 The set-off of any Post-Completion Relief against any Actual Liability to Taxation in respect of which the Covenantor would, but for such set-off, have been liable under Clause 2, or against any income, profits or gains of the Company earned, accrued or received on or before Completion or in respect of a period ended on or before Completion in circumstances where, but for such set-off, the Company would have suffered an Actual Liability to Taxation in respect of which the Covenantor would have been liable under Clause 2 (and, for the purposes of Clause 2, the amount of such a Liability to Taxation shall be the amount of the Post-Completion Relief set off against an Actual Liability to Taxation or the amount of Taxation saved as a result of the set-off of the Post-Completion Relief against income, profits or gains, as the case may be);

1.7   "POST-COMPLETION RELIEF"

      Any Relief which arises wholly as a result of any Event occurring after Completion;

1.8   "RELIEF"

      Any relief, allowance, exemption, set-off, deduction or credit available from, against or in relation to Taxation or in the computation of income, profits or gains for any Taxation purpose;

1.9   "TAX" OR "TAXATION"

      Means all forms of taxation, duties, imports and levies and includes (without limitation):-

      1.9.1 income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment), corporation tax, advance corporation tax, profits tax;

      1.9.2   capital gains tax;

      1.9.3   any liability under Section 601(2) of the 1988 Act;

      1.9.4 customs and other import duties, excise duty, purchase tax and value added tax;

      1.9.5   stamp duty and stamp duty reserve tax;
              estate duty and inheritance tax;

      1.9.6   National Insurance and Social Security contributions;

      1.9.7 any other tax, levy, impost or duty being in the nature of Taxation whether similar to the foregoing or not and whether imposed now or in the past in the United Kingdom or elsewhere; and

      1.9.8 all charges, fines, penalties, surcharges and interest incidental to any Claim for Taxation or to any return or information required to be provided to any Tax Authority for Taxation purposes.

1.10  "TAX AUTHORITY"

      Any taxing or other authority competent to impose a Liability to Taxation.

1.11 References to profits include (without limitation) any income, profit or gain (including capital gains, distributions, receipts or payments). References to profits made, earned, accrued or received shall include any profits deemed to have been or treated as made, earned, accrued or received for the purposes of any legislation.

1.12  Clause 1.2 of the Agreement shall apply equally to this Deed.

2.    COVENANT

Subject as provided in this Deed the Covenantor covenants with the Purchaser to pay to the Purchaser an amount equal to the amount of:-

2.1 Any Liability to Taxation resulting from or by reason of any profits made, earned, accrued or received by the Company on or before the Completion Date or resulting from or directly or indirectly by reason of any Event occurring on or before the Completion Date;

2.2 Any Liability to Taxation or increased Liability to Taxation resulting from the payment to the Company of L1.3 million by British Telecommunications plc ("BT") in settlement of a dispute between the Company and BT regarding work done by the Company;

2.3 Any Liability to Taxation or increased Liability to Taxation imposed on the Company arising pursuant to payments made by the Company in settlement of the Richard Hill Litigation;

2.4 Any Liability to Taxation or increased Liability to Taxation of the Company arising as a result of the payment of any amounts to employees, directors, former employees and former directors (whether by way of compensation for loss of office or otherwise) or agency workers whether by reason of the non-deductibility in whole or part of such payments for corporation tax purposes, the failure by the Company to operate Pay As You Earn and/or account for national insurance contributions properly or at all or otherwise;

2.5 Any Liability to Taxation or increased Liability to Taxation arising from the understatement of sales values included in VAT returns submitted to HM Customs & Excise for prescribed accounting periods of the Company between 1 October 1996 and 30 June 1997;

2.6 Any Liability to Taxation of the Company which is the primary liability of any member of the Vendor's Group (other than the Company);

2.7 All costs and expenses reasonably and properly incurred by the Company or the Purchaser in connection with any Liability to Taxation mentioned in this Clause 2 including in successfully taking or defending any action under this Deed.

3.    EXCLUSIONS

3.1 The covenants contained in Clause 2 of this Deed shall be subject to the limitations set out in Schedule 6 to the Agreement and shall not cover any Liability to Taxation or other liability:-

      3.1.1 if and to the extent that specific provision, reserve or allowance is made in the Audited Accounts in respect of the matter giving rise to the Liability for Taxation; or

      3.1.2 if and to the extent that such Claim or Liability to Taxation arises or is increased as a result solely of any increase in rates of Taxation made after Completion with retrospective effect or of a change in the law or in the published practice of any Tax Authority made after Completion with retrospective effect ; or

      3.1.3 arising out of transactions in the ordinary course of business of the Company since the Accounting Date; or

      3.1.4 if and to the extent that recovery has been made by the Purchaser under the Warranties in respect of the same Claim or Liability to Taxation; or

      3.1.5 if and to the extent that any Liability to Taxation of the Company included in the Audited Accounts has been discharged or satisfied below the amount attributed to it or included in respect of it in the Audited Accounts to the extent only of the difference between the provision in the Audited Accounts and the actual sum required to discharge or satisfy the relevant Liability to Taxation; or

      3.1.6 to the extent that the Liability to Taxation would not have arisen or would have been reduced or eliminated but for a failure or omission on the part of the Company after Completion to make any claim, election or give any notice or consent or do any other thing the making or giving or doing of which was taken into account in computing the provision or reserve for Taxation in the Audited Accounts and which was disclosed to the Purchaser in the Disclosure Letter;

      3.1.7 to the extent that the Liability to Taxation would not have arisen but for a voluntary disclaimer of capital allowances to which the Company is entitled under Part II of the CAA or a revision to a claim therefor where such revision or disclaimer is caused or made by the Company after Completion the making of the claim was taken into account in computing the provision or reserve for Taxation in the Audited Accounts and which was disclosed to the Purchaser in the Disclosure Letter;

      3.1.8 to the extent that the income, profits or gains in respect of which that Liability to Taxation arises were actually earned, accrued or received by the Company but were not reflected in the Audited Accounts;

      3.1.9 to the extent that it would not have arisen but for a change in the accounting reference date or any accounting principles or practice of the Company adopted after Completion except to the extent that such change is necessary because the accounting principle or practice in question does not comply with standard accounting practice at the date hereof;

      3.1.10 to the extent that any Relief of the Company incurred in or in respect of a period ended on or before Completion is available to relieve or mitigate that Liability to Taxation other than trading losses available for carry forward at the Accounting Date.

4.    NOTIFICATION AND CONDUCT OF CLAIMS

4.1 If the Company or the Purchaser (as the case may be) shall become aware of a Claim for Taxation relevant for the purposes of this Deed it shall as soon as reasonably practicable (and in the case of an assessment to or an actual demand for payment of Taxation, in any event within 21 days thereafter) give written notice thereof to the Covenantor.

4.2 If the Covenantor shall indemnify and secure the Company and/or the Purchaser (as the case may be) to its reasonable satisfaction against all liabilities, costs, damages or expenses which may be incurred thereby including any additional Claim for Taxation but (except in a case where the Taxation the subject of the Claim must be paid before the action requested by the Covenantor in respect thereof can be taken) excluding the amount of Taxation in dispute the Purchaser shall take and shall procure that the Company shall take such action and give such information and assistance in connection with its affairs as the Covenantor may reasonably request in writing be given to the Company or the Purchaser to avoid, dispute, defend, resist, appeal or compromise any Claim (such a Claim where action is so requested being hereinafter referred to as a "Dispute") including but not limited to applying to postpone (so far as legally possible) the payment of any Taxation and/or allowing the Covenantor to undertake at its own expense the conduct of all or any proceedings of whatsoever nature arising in connection with the Claim in question PROVIDED THAT

      4.2.1 neither the Company nor the Purchaser shall be obliged to appeal against any Claim for Taxation if having given the Covenantor written notice of the receipt of such Claim the Purchaser or the Company has not within 14 Business Days thereafter received instructions in writing from the Covenantor or its duly authorised agents above to do so;
      4.2.2 neither the Company nor the Purchaser shall in any event be obliged to take any action under this Clause which would mean contesting any Claim for Taxation beyond the High Court or any equivalent court unless the Covenantor provides the Purchaser or the Company with the written opinion of leading Tax Counsel that an appeal against the Claim for Taxation in question is, in his opinion, and taking account of all the circumstances, on the balance of probabilities, likely to succeed; and
      4.2.3 the Purchaser or the Company shall be entitled to admit, compromise settle discharge or otherwise deal with any Claim for Taxation on such terms as it may in its absolute discretion think fit and without prejudicing any right or remedy under this Deed where any Tax Authority alleges in writing that the Covenantor or the Company has committed acts or omissions which are further alleged in writing may constitute fraud, wilful default or neglect and (having been given notice of such allegation including all available details) the Covenantor fails to provide to the Tax Authority in question a written explanation causing the withdrawal of such allegation within 21 days of the Covenantor having been notified of it.

4.3 Neither the Purchaser nor the Company shall be subject to any Claim by or liability to the Covenantor on the grounds that the Purchaser or the Company (as the case may be) has not complied with any of the foregoing provisions of this Clause 4 or Clause 5 below if the Purchaser or the Company (as the case may be) has bona fide acted in accordance with the written instructions of the Covenantor.

5.    CONDUCT OF DISPUTES

If the Covenantor undertakes the conduct of a Dispute under Clause 4.2 above then:-

5.1 the Purchaser shall be kept fully informed of all relevant matters pertaining to the Dispute;

5.2 the appointment of solicitors or other professional advisers shall be subject to the prior written approval of the Purchaser (such approval not to be unreasonably withheld or delayed);

5.3 all communications, written or otherwise, pertaining to the Dispute which are likely to affect the amount of any future Taxation Liability of the Company which are to be transmitted to any Tax Authority shall first be submitted to the Purchaser for approval and shall only be finally transmitted if such approval is given (such approval not to be unreasonably withheld or delayed); and

5.4 the Covenantor shall make no settlement or compromise of the Dispute or agree any matter in the conduct of the Dispute which is likely to affect the amount thereof or the future Tax liability of the Company or the Purchaser without the prior written approval of the Purchaser not to be unreasonably withheld or delayed.

6.    OVER-PROVISIONS, CORRESPONDING BENEFITS AND REFUNDS

6.1   If:

      6.1.1 the Auditors shall certify (at the request and expense of the Covenantor) that any provision for Taxation in the Audited Accounts (excluding any provision for deferred taxation) has proved to be an over-provision; or

      6.1.2 the Auditors shall certify (at the request and expense of the Covenantor) that any Liability to Taxation which has resulted in a payment having been made or becoming due from the Covenantor under this Deed will give rise to a Relief for the Company which would not otherwise have arisen and shall further certify the value of that Relief (taking into account timing differences); or

      6.1.3 the Company shall, pursuant to a determination made by HM Inspector of Taxes become entitled to any repayment of corporation tax over-paid by the Company in respect of any period ending on or before Completion (but not where such repayment has been treated as an asset in the Audited Accounts or Previous Accounts);

then any such amounts shall be dealt with in accordance with sub-clause 6.2.

6.2 Where it is provided under sub-clause 6.1 that any amount (the "Relevant Amount") is to be dealt with in accordance with this sub-clause 6.2:-

      6.2.1 the Purchaser shall procure that full details thereof are given to the Covenantor as soon as is reasonably practicable and in any event within 14 days;

      6.2.2 the Relevant Amount shall first be set off against any payment then due from the Covenantor under this Deed; and

      6.2.3 to the extent there is an excess, the Purchaser shall procure that a refund shall be made to the Covenantor of any previous payment or payments made by the Covenantor under this Deed and not previously refunded under this sub-clause to the amount of such excess; and

      6.2.4 to the extent that the excess referred to in sub-clause 6.2.3 is not exhausted under that sub-clause, the remainder to that excess shall be carried forward and set off against any future payment or repayments which become due from the Covenantor under this Deed.

6.3 Where any such certification as mentioned in sub-clause 6.1 of this clause has been made, the Covenantor or the Purchaser may (at the Covenantor's expense) request the Auditors to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amounts that was the subject of such certification should be amended.

6.4 If the Auditors certify under sub-clause 6.3 of this clause that an amount previously set aside should be amended, that amended amount shall be substituted for the purposes of sub-clause 6.2 of this clause as the relevant amount, and such adjusting payment (if any) as may be required by virtue of the above-mentioned substitution shall be made as soon as practicable by the Covenantor or (as the case may be) to the Covenantor.

7.    RECOVERY FROM OTHER PERSONS

      If, in the event of any payment becoming due from the Covenantor pursuant to Clause 2, the Company recovers from some other person (including, without limitation, any Tax Authority) any sum in respect of a Liability to Taxation that has resulted in a payment having been made by the Covenantor or at some subsequent date the Company becomes aware that it is entitled to make such a recovery, then the Purchaser shall procure that the Company shall (in either of those cases) as soon as reasonably practicable notify the Covenantor of its entitlement and shall, if reasonably and promptly required by the Covenantor in writing to do so and subject first to being indemnified and secured to its reasonable satisfaction in respect of all losses, costs, damages and expenses it may thereby incur, procure that the Company shall take all reasonable steps to enforce that recovery (keeping the Covenantor fully informed of the progress of any action taken) and shall account to the Covenantor for whichever is the letter of:-

7.1 any sum so recovered (including any interest or repayment supplement paid by the Tax Authority relating to the period after receipt of the payment in question from the Covenantor or other person on or in respect thereof less than Tax chargeable on the Company in respect of that interest) after deduction of all costs and expenses reasonably and properly incurred by the Company in enforcing such recovery; and

7.2 the amount paid by the Covenantor pursuant to Clause 2 in respect of the Liability to Taxation in question.

8.    PAYMENT DATE

Where the Covenantor is liable to the Purchaser pursuant to the covenants contained in Clause 2 above the following provisions shall apply in determining when a payment in respect of such Liability to Taxation shall be made:-

8.1 in a case which involves (and to the extent that it involves) an actual payment of Taxation by the Company or the Purchaser which Taxation has not already been paid and which is not yet due for payment the Covenantor shall pay the amount due under this Deed in cleared funds on or before the later of:-

      8.1.1 three Business Days prior to the date on which the Taxation in question would have to be paid in order to prevent a liability to interest or a fine, charge, penalty or surcharge from arising in respect thereof or (if earlier) no later than three Business Days prior to the date on which the Taxation in question must be paid in order to entitle the Company or the Purchaser to make an appeal against the assessment; and

      8.1.2 five Business Days after the Purchaser has served notice in writing on the Covenantor or his duly authorised agents demanding such payment; and

8.2 in any other case the Covenantor shall pay the amount due under this Deed in cleared funds within five Business Days of a receipt of a demand for such payments from the Purchaser or the Company.

9.    INTEREST ON LATE PAYMENT

If any payment due to be made by the Covenantor under this Deed is not made on the due date for payment thereof as set out in Clause 8 above the same shall (in addition to any interest or penalties included in such payment) carry interest from the due date up to and including the date of actual payment at the rate of two and a half per cent per annum above the base rate from time to time of Barclays Bank Plc such interest to accrue from day to day both before and after any judgment and to be compounded annually.

10.   DEDUCTIONS FROM PAYMENTS

10.1 All sums payable by the Covenantor to the Purchaser under this Deed shall be paid free and clear of any set-off, counterclaim, deduction or withholding whatsoever save only as may be required by law and save in respect of amounts due under Clause 9.

10.2  If any such deduction or withholding as is referred to in Clause 9.1 above is required by law (other than in respect of amounts due under Clause 9) the Covenantor shall be obliged to pay to the Purchaser such additional sum as will after such deduction or withholding has been made leave the Purchaser with the same amount as it would have been entitled to receive in the absence of such deduction or withholding but taking into account any credit or benefit received by the Purchaser in connection therewith.

10.3 If any sum payable by the Covenantor to the Purchaser under this Deed (other than interest under Clause 9) shall be subject to Tax in the hands of the recipient the same obligation to make an increased payment as is referred to in Clause 9.2 shall apply in relation to such Tax liability as if it were a deduction or withholding required by law.

11.   TAX RETURNS

11.1 The Covenantor shall (at the Covenantor's cost and expense) have responsibility for and conduct of the Taxation affairs of the Company for all accounting periods ended on or before 31 August 1997 including (without limitation) the preparation, submission, negotiation and agreement with the relevant Tax Authorities of (i) any Taxation, return or computation and (ii) any claims, elections, surrenders and consents in respect of any such accounting periods to the extent the same shall not have been prepared, submitted and agreed before Completion.

11.2 The Purchaser shall procure that the Company shall afford such access to its books, accounts and records for the relevant accounting periods as is necessary to enable the Covenantor to comply with Clause 11.1 PROVIDED THAT any information given to the Covenantor or its duly authorised professional advisers shall be kept confidential and shall not be divulged to any third party other than a relevant Tax Authority.

11.3 The Purchaser shall procure that the Company promptly makes or gives such claims, elections, surrenders and consents in relation to Taxation for all accounting periods ending on or before 31 August 1997 as the Covenantor or its duly authorised professional advisers request in writing and shall further procure that any return, computation, claim, election, surrender or consent shall be authorised, signed and submitted to the appropriate Tax Authority within 28 days of receipt by the Purchaser.

11.4 The Covenantor or its duly authorised professional advisers shall keep the Purchaser fully informed of its conduct of the Taxation affairs of the Company pursuant to this Clause 11 and shall provide the Purchaser within 14 days of receipt by the Covenantor (or its duly authorised professional advisers) with copies of all correspondence and other communications (written or otherwise) pertaining thereto which are received from any Tax Authority.
Subject to Clause 11.3 all such communications which are to be transmitted to any Tax Authority (including any computations or returns in respect of the accounting period ended 31 August 1997) shall first be submitted to the Purchaser for approval and shall only be finally submitted if such approval is given (not to be unreasonably withheld or delayed) and the Purchaser or its duly authorised professional advisers shall be afforded the opportunity of attending any meetings with any relevant Tax Authority in connection with the matters contemplated by this Clause 11.

11.5 The Purchaser or its duly authorised agents shall (at the Purchaser's cost and expense) have responsibility for and conduct of the Taxation affairs of the Company for the accounting period commencing 1 September 1997 and all subsequent accounting periods.

12.   ENFORCEABILITY

For the avoidance of doubt the indemnity contained in this Deed shall be enforceable before as well as after any payment covered by such indemnity has been made and if the indemnity contained herein shall be found void or invalid for any reason but would be valid if the application thereof to a particular claim, Event or form of Taxation were limited or deleted the indemnity shall apply with such modification as may be necessary to make it valid and effective.

13.   NO WAIVER

The provisions of Clause 18 of the Agreement shall apply as if incorporated herein.

14.   NO ASSIGNMENT

The provisions of Clause 21 of the Agreement shall apply as if incorporated herein.

15.   COUNTERPARTS

This Deed may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original but all the counterparts together shall constitute one and the same Deed.

16.   NOTICES

Any notice to be given under this Deed shall be given in accordance with the provisions of Clause 14 of the Agreement.

17.   GOVERNING LAW AND JURISDICTION

The provisions of Clause 20 of the Agreement shall apply as if incorporated herein.

IN WITNESS whereof the parties hereto have executed and delivered this Deed the day and year first above written.


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

                                      SCHEDULE 5

                                       PENSIONS


1.    DEFINITIONS

      For the purpose of this schedule, "Company's Scheme" means the Firstpoint Limited Pension Scheme and "Employees" means the employees of the Company as detailed in the Disclosure Letter and shall include any director, secretary or other officer of the Company.

2.    WARRANTIES

2.1 Except under the Company's Scheme, the Company has no agreement, arrangement or understanding (whether contractual, under trust or otherwise and whether or not legally enforceable) which exists for the provision of relevant benefits (as defined in Section 612 of the Income and Corporation Taxes Act 1988 but as if the exception contained in that definition were included) in respect of any of the Employees or for any relative or dependant of any of the Employees in connection with which the Company is or may become liable to make any payment and apart from the Company, no other company or employer participates in the Company's Scheme.

2.2 There is no obligation to provide benefits under the Company's Scheme other than as revealed in the documents and particulars annexed to the Disclosure Letter.

2.3 The Company's Scheme is an exempt approved scheme for the purpose of Chapter I of Part XIV Income and Corporation Taxes Act 1988 and the Vendor is not aware of any matter which could lead to the withdrawal of that approval.

2.4 No power to augment or alter benefits under the Company's Scheme has been exercised in respect of which there is any outstanding liability on the part of the Company and no Employee has been notified that such exercise may be contemplated.

2.5 No Employees have been notified that the exercise of discretion under the Company's Scheme to admit to membership of the Company's Scheme an employee who would not otherwise be eligible for such admission may be contemplated in the future.


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

2.6 The Disclosure Letter contains a list of the Employees who are active members of the Company's Scheme as at 25 July 1997 with details of the contributions currently payable under the Company's Scheme for and in respect of them.

2.7 So far as the Vendor and the Company are aware the trustees of the Company's Scheme and the Company's Scheme have complied in all respects with Article 119 of the Treaty of Rome.

2.8 All benefits payable under the Company's Scheme on the death of a member while in an employment to which the Company's Scheme relate are fully insured under a policy effected with an insurance company and except to the extent that they are payable monthly in arrears all insurance premiums payable to date have been paid and neither the trustees of the Company's Scheme nor any other person has done or omitted to do anything which has or might render any such policies of insurance void or voidable.

2.9 All amounts due to the Company's Scheme from the Company or its officer or any employer or employees have been paid to Completion and were properly assessed or calculated in accordance with the trust deed and rules of the Company's Scheme and have been paid to the trustees in accordance with the payments schedule (as required by, and defined in, section 87 of the Pensions Act 1995). All fees, charges and expenses of whatever nature (including all levies required to be paid under the Pensions Act 1995) with respect to the Company's Scheme due to date have been paid and no services have been rendered for which an account or invoice has been delivered and not paid.

2.10 The Company's Scheme has been operated at all times in accordance with the documents constituting the same (as lawfully amended from time to time), the requirements of the Inland Revenue for exempt approved status within the meaning of Section 592(1) of the Income and Corporation Taxes Act 1988 and all applicable laws and, without limitation to the foregoing, all decisions made by the trustees and administrators of the Company's Scheme have been made in accordance with their powers and duties as the trustees or administrators respectively.

2.11 No claim has been made or threatened against the Company or the trustees or administrators of the Company's Scheme, or against any person whom the Company is or may be liable to indemnify or compensate, in connection with the Company's Scheme (other than routine claims for benefits), there are no circumstances which may give rise to any such claim and the Company has not given any indemnity to any person in connection with the Company's Scheme.

2.12 Apart from earnings related lump sum death in service benefits, the Company's Scheme provides and has only ever provided only money purchase benefits (as defined in the Occupational Pensions Scheme (Disclosure of Information) Regulations 1996) for the beneficiaries of the Company's Scheme and neither the Company nor the trustees of the Company's Scheme have given any promise or assurance (oral or written) to any beneficiary that his benefits will be calculated wholly or partly by reference to any person's remuneration or equate (approximately or exactly) to any particular amount and the Company has complied with all service contracts, contracts of employment and other contracts or obligations in connection with the Company's Scheme.

2.13 No event has occurred, or would on, or as a result of, Completion occur which would, or could, result in, or entitle any person or body of persons (without the consent of the Purchaser) to wind-up, terminate or close the Company's Scheme in whole or in part.

2.14 The Company's Scheme shall not without the consent of the Purchaser (such consent not to be unreasonably withheld or delayed) be amended or discontinued before Completion unless legislation so requires.

2.15 The Company's Scheme is not contracted out of the State Earnings Related Pension Scheme as defined in the Pension Schemes Act 1993.

2.16 No undertaking or assurance has been given to any of the Employees or former employees of the Company as to the continuance, introduction, increase or improvement of any retirement or death benefits (whether or not there is any legal obligation to do so).

2.17 The Company and the trustees of the Company's Scheme have at all material times complied with the provisions of the Pensions Act 1995 and in particular (but without prejudice to the generality of the foregoing):

      (a) the Company and the trustees of the Company's Scheme have complied with sections 16 to 21 of the Pensions Act 1995 (and regulations made under those sections) relating to member-nominated trustees and member-nominated directors:

      (b) an internal dispute resolution procedure has been implemented and details provided to all members and no disputes under the internal dispute resolution procedure remain unresolved;

      (c) all professional advisers to the trustees have been properly appointed by the trustees;

      (d) the Company operates and has at all material times operated a separate bank account in relation to the Company's Scheme;

      (e) the Company and the trustees of the Company's Scheme have complied with the disclosure requirements contained in the Occupational Pensions Scheme (Disclosure of Information) Regulations 1996; and

      (f) none of the professional advisers to the Company's Scheme have had cause to report any wrong-doing or irregularities to OPRA, there has been no correspondence with OPRA on any issues which may give rise to sanctions being imposed, and no civil or criminal penalties, fines or other sanctions have been imposed on the trustees or the Company in relation to the Company's Scheme.

                                      SCHEDULE 6

                               LIMITATIONS ON LIABILITY

Subject to and in accordance with Clause 10.9 and Clause 3 of the Tax Covenant:-

1. The aggregate liability of the Vendor in respect of all claims for breach of the Warranties, under the Tax Covenant and under Clause 8 shall be limited to L3,500,000 (exclusive of interest and costs).

2. The Vendor shall not have any liability in respect of any claim for breach of the Warranties or under the Tax Covenant unless written notice of that claim containing details thereof is given to the Vendor:

      (a) in the case of claims for breach of the Tax Warranties or under the Tax Covenant, within seven years of the Completion Date; or

      (b)     in the case of all other claims on or before 30 June 1999.

3. The Vendor shall not have any liability in respect of any claim for breach of the Warranties (other than the Tax Warranties or the Warranties in paragraphs 3.6 and 3.7 of Schedule 3) until the aggregate of all such claims exceeds L40,000 when the Purchaser shall be entitled to claim for the entire amount and not merely the excess over L40,000 provided that the Vendor shall not be liable in respect of any individual claim (other than under the Tax Warranties, in which case the amount shall be L500, or the Warranties in paragraphs 3.6 and 3.7 of Schedule 3, in which case the amount shall be zero) which does not exceed L5,000.

4. A relevant claim shall not be enforceable against the Vendor and shall be deemed to have been withdrawn unless any legal proceedings in connection with it are commenced within twelve months of first written notice of such claim being served on the Vendor by the Purchaser.

5.    The Vendor shall not be liable in respect of a relevant claim:-

      (a) arising out of anything voluntarily done or omitted to be done (other than pursuant to a legally binding obligation created on or before the date hereof) after Completion by the Purchaser or the Company otherwise than in the ordinary course of business of the Company after Completion and which the Purchaser was aware at the time would give rise to such a claim;

      (b)     to the extent that it arises as a result only of:-

              (i) an increase in the rates, method of calculation or scope of taxation after the Completion Date; or

              (ii) any change in generally accepted accounting practice after the Completion Date in each case with retrospective effect;

      (c)     to the extent that:-

              (i) the matter giving rise to the claim was provided for in the Audited Accounts or specifically provided for in the schedule to the management accounts of the Company for the period ended 31 July 1997 (copies of which are attached to the Disclosure Letter); or

              (ii) (where the relevant claim is in respect of a breach of Clause 10 but not where such claim is pursuant to the Tax Covenant) the matter giving rise to the claim is fairly disclosed in the Disclosure Letter.

6. Where the Purchaser or the Company is entitled to recover from some other person any sum in respect of any matter or event which gives rise to a relevant claim (other than a claim pursuant to the Tax Warranties or the Tax Covenant to which the provisions of Clause 7 of the Tax Covenant shall apply) the person so entitled shall use its reasonable endeavours to recover that sum and any sum recovered will reduce the amount of the relevant claim or, in the event of the recovery occurring after the relevant claim has been satisfied by the Vendor, the amount recovered up to a maximum equal to the amount actually paid by the Vendor shall be repaid to the Vendor, after deduction of all reasonable costs (including, but not limited to, legal costs) and expenses of the recovery.

7. The Purchaser shall (save where the relevant claim is in respect of a breach of the Tax Warranties or pursuant to the Tax Covenant when the provisions of Clauses 4 of the Tax Covenant shall apply):-

      (a) promptly notify the Vendor in writing of any relevant claim and of any claim or matter which gives or may give rise to a relevant claim;

      (b) following such notification, keep the Vendor advised of progress in relation to such claim or matter;

      (c) take such action at the Vendor's sole cost (and subject to the Vendor indemnifying and securing the Purchaser and the Company to the reasonable satisfaction of the Purchaser against any costs, expenses or liabilities which may be incurred in connection therewith) as the Vendor may reasonably require to avoid, resist, contest or compromise any claim or matter which gives or may give rise to a relevant claim; and

      (d) not settle, make any admission of liability in respect of nor compromise any claim or matter which gives or may give rise to a relevant claim without the prior written consent of the Vendor (such consent not to be unreasonably withheld or delayed)
      provided that:

      (i) the Purchaser shall not be bound to take any action under sub-paragraph (b) above which might reasonably be expected to be detrimental to its own interests or the interests of the Company; and

      (ii) failure by the Purchaser to comply with its obligations under this paragraph shall not prejudice or affect the Purchaser's rights against the Vendor under the Warranties or the Tax Covenant except that it shall not be entitled to recover from the Vendor any loss which arises as a result of its failure to perform such obligations.

8. The Purchaser shall procure that the Company shall accept and comply with paragraphs 6 and 7 of this Schedule 6, on the same terms as the Purchaser itself, as if the Company were a party to and bound by this Agreement.

9. If the management accounts of the Company for the period ended 31 July 1997 (copies of which are attached to the Disclosure Letter) contain provisions for specific liabilities which prove after Completion to have been, in aggregate, greater than the liabilities against which such provisions were established, the amount of such over-provision shall first be applied to set off any specific liabilities which were not fully provided for in such accounts and the balance (if any) may be set off by the Vendor against any liability of the Vendor under the Warranties.

SIGNED AND DELIVERED AS A DEED    )
by STRATAGEM GROUP PLC acting     )
by two duly authorised officers   )      ......................................

                                         DIRECTOR




                                         ......................................

                                         DIRECTOR/SECRETARY






SIGNED AND DELIVERED AS A DEED    )
by 4FRONT GROUP PLC acting        )
by two duly authorised officers   )      ......................................

                                         DIRECTOR




                                         ......................................

                                         DIRECTOR/SECRETARY






SIGNED AND DELIVERED AS A DEED    )
by 4FRONT SOFTWARE INTERNATIONAL  )
INC acting by two duly authorised )
signatories                       )      ......................................

                                         AUTHORISED SIGNATORY




                                         ......................................

                                         AUTHORISED SIGNATORY

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